Exhibit 2.1

EXECUTION

CONFIDENTIAL

SHARE PURCHASE AGREEMENT

by and among

AVALON GLOBOCARE CORP.

THE SEN LANG SHAREHOLDERS,

THE SEN LANG BENEFICIAL SHAREHOLDERS,

SEN LANG BVI,

AND

THE SEN LANG REPRESENTATIVE

June 13, 2021

Table of contents

ARTICLE I. PURCHASE AND SALE OF SEN LANG SHARES		2

1.1	Closing Date	2
1.2	The Acquisition	2
1.3	Shareholder Consideration	3

ARTICLE II. CONVERSION AND DISTRIBUTION OF SECURITIES		3

2.1	Distributions; Exchange Ratio; Fractional Shares	3
2.2	Exchange of Certificates	3
2.3	Escrow	4
2.4	Withholding	5
2.5	Guaranty	5

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE SEN LANG OWNERS		5

3.1	Organization and Qualification	5
3.2	Authority Relative to this Agreement	6
3.3	Consents, No Conflicts	7
3.4	Board Recommendation	7
3.5	Stockholder Protection Rights Agreements	7
3.6	No Existing Violation, Default, Etc	8
3.7	Licenses and Permits	8
3.8	Proxy Statement	8
3.9	Finders or Brokers; Compensation Arrangements	9
3.10	Financial Statements	9
3.11	Undisclosed Liabilities	9
3.12	Absence of Changes or Events	9
3.13	Capitalization	10
3.14	Capital Stock of Subsidiaries	10
3.15	Litigation	11
3.16	Insurance	11
3.17	Title to and Condition of Properties	11
3.18	Leases	12
3.19	Contracts and Commitments	12
3.20	Employees; Labor Matters	13
3.21	No Change of Control Puts	14
3.22	Employment and Labor Contracts	14
3.23	Intellectual Property Rights	14
3.24	Taxes	15
3.25	Employee Benefit Plans	18

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3.26	Environmental Matters	18
3.27	[INTENTIONALLY OMITTED.]	19
3.28	Security Holders’ Identity and Compliance	19
3.29	Other Representations and Warranties Relating to the PRC Companies	19
3.30	Captive Structure	20
3.31	Foreign Government Ownership Under CFIUS	21
3.32	No Sanctioned Persons	21
3.33	Disclosure	21

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF AVALON		21

4.1	Organization and Qualification	21
4.2	Authority Relative to this Agreement	22
4.3	Consents, No Conflicts	22
4.4	Board Recommendation	23
4.5	Stockholder Protection Rights Agreements	23
4.6	No Existing Violation, Default, Etc	24
4.7	Licenses and Permits	24
4.8	Proxy Statement	24
4.9	Finders or Brokers; Compensation Arrangements	25
4.10	SEC Reports	25
4.11	Disclosure Controls and Procedures	25
4.12	Financial Statements	25
4.13	SOX Certifications	26
4.14	Undisclosed Liabilities	26
4.15	Off-Balance Sheet Arrangements	26
4.16	Loans to Executives and Directors	26
4.17	Independent Auditors	26
4.18	Absence of Changes or Events	27
4.19	Capitalization	27
4.20	Capital Stock of Subsidiaries	28
4.21	Litigation	28
4.22	Insurance	29
4.23	Title to and Condition of Properties	29
4.24	Leases	30
4.25	Contracts and Commitments	30
4.26	Employees; Labor Matters	31
4.27	Put Rights	31
4.28	Employment and Labor Contracts	31
4.29	Intellectual Property Rights	32
4.30	Taxes	32
4.31	Employee Benefit Plans	33
4.32	Environmental Matters	33

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ARTICLE V. COVENANTS OF THE PARTIES		34

5.1	Access and Information	34
5.2	Sen Lang’s Affirmative Covenants	35
5.3	Avalon’s Affirmative Covenants	36
5.4	Sen Lang’s Negative Covenants	37
5.5	Avalon’s Negative Covenants	38
5.6	Exclusive Dealing	39
5.7	Closing Documents	39
5.8	Further Actions	40
5.9	Public Announcements	40
5.10	Stockholders’ Meetings	40
5.11	Preparation of the Proxy Statement	41
5.12	Nasdaq Listing	41
5.13	Financial Statements for a Current Report on Form 8-K	41
5.14	Business of the PRC Companies	42
5.15	Control Documents	42
5.16	Circular 37	43
5.17	Human Genetic Resources	43
5.18	PRC Tax Circular 7	43
5.19	Rule 144	44

ARTICLE VI. CONDITIONS		45

6.1	Conditions to the Obligations of Each Party	45
6.2	Conditions to Avalon’s Obligations	45
6.3	Conditions to Sen Lang’s Obligations	48

ARTICLE VII. TERMINATION		49

7.1	Termination	49
7.2	Effect of Termination	51

ARTICLE VIII. SURVIVAL AND INDEMNIFICATION		51

8.1	Survival of Representations and Warranties	51
8.2	Limitations and General Indemnification Provisions	53
8.3	Indemnification Procedures	53
8.4	Indemnification Payments	55
8.5	Exclusive Remedy	55

ARTICLE IX. MISCELLANEOUS		56

9.1	Amendments, Extensions and Waivers	56
9.2	Notices	57
9.3	Interpretation; Construction	57
9.4	“Knowledge” Defined	57
9.5	Counterparts	57
9.6	Entire Agreement	57
9.7	Third-Party Beneficiaries	57

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9.8	Governing Law	57
9.9	Consent to Jurisdiction; Venue; Waiver of Jury Trial	58
9.10	Specific Performance	58
9.11	Assignment	59
9.12	Expenses	59
9.13	Severability	59
9.14	Release	59
9.15	Governing Language; Translations	60
9.16	Voluntary Agreement	60

ARTICLE X. DEFINITIONS		60

10.1	Certain Definitions	60

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SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made and entered into as of the 13th day of June, 2021 (the “Effective Date”), by and among Avalon GloboCare Corp., a Delaware corporation (“Avalon”), Lonlon Biotech Ltd., a company incorporated in the British Virgin Islands (“BVI”) (“Sen Lang”), the holders of the Sen Lang Shares (as defined herein), as set forth on Exhibit A hereto (each individually, a “Sen Lang Shareholder” and collectively, the “Sen Lang Shareholders”), the beneficial owner of each Sen Lang Shareholder, as set forth on Exhibit A hereto (each individually, a “Sen Lang Beneficial Shareholder” and collectively, the “Sen Lang Beneficial Shareholders”, and together with the Sen Lang Shareholders, the “Sen Lang Owners”), and Ding Wei, in the capacity as the representative from and after the Closing for the Sen Lang Owners as of immediately prior to the Closing in accordance with the terms and conditions of this Agreement (the “Sen Lang Representative”). Avalon, Sen Lang, the Sen Lang Shareholders, the Sen Lang Beneficial Shareholders and the Sen Lang Representative are sometimes collectively referred to as the “Parties”, and each, individually, as a “Party”. Sen Lang, the Sen Lang Shareholders, the Sen Lang Beneficial Shareholders and the Sen Lang Representative are sometimes collectively referred to as the “Sen Lang Parties”, and each, individually, as a “Sen Lang Party”.

PRELIMINARY STATEMENTS

A. Avalon is a clinical-stage, bio-developer of innovative and transformative cell-based technologies and their clinical applications.

B. Lonlon Biotech Investment Limited is a company with limited liability organized and existing under the laws of Hong Kong Special Administrative Region (“Hong Kong”) (the “HK Subsidiary”). The HK Subsidiary is a wholly owned enterprise of Sen Lang and Sen Lang owns 100% of the equity interest in the HK Subsidiary.

C. Beijing Langlang Runfeng Biotechnology Co., Ltd. (北京朗朗润丰生物科技有限公司 in Chinese) is a wholly foreign owned enterprise with limited liability organized and existing under the laws of the People’s Republic of China (the “PRC”, for the purpose of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan) (the “PRC Subsidiary”). The PRC Subsidiary is a wholly owned enterprise of the HK Subsidiary and the HK Subsidiary owns 100% of the equity interest in the PRC Subsidiary.

D. Senlang Biotechnology Co. Ltd. (河北森朗生物科技有限公司 in Chinese) is a PRC domestic company with limited liability organized and existing under the laws of the PRC (the “OpCo”). The OpCo is mainly engaged in the business of the research and development in relation to CAR-T cell therapy, immune cell therapy and related drug (the “Principal Business”). 13 Sen Lang Beneficial Shareholders out of the total 15 Sen Lang Beneficial Shareholders own the aggregate 100% equity interests in the OpCo.

E. Shijiazhuang Senlang Medical Laboratory Co., Ltd. (石家庄森朗医学检验实验室有限公司 in Chinese) is a PRC domestic company with limited liability organized and existing under the laws of the PRC (the “Senlang Lab”). The Senlang Lab is mainly engaged in the business of testing of immunology, serology and molecular genetics specialties for patients, including hematology-tumor diagnostics and testing prior to clinical trials for cell therapy. Senlang Lab is a wholly owned enterprise of OpCo and OpCo owns 100% of the equity interest in Senlang Lab. The PRC Subsidiary, the OpCo and Senlang Lab are collectively referred to as the “PRC Companies”.

G. Avalon desires to acquire Sen Lang through the acquisition of all of the issued and outstanding share capital (the “Sen Lang Shares”) of Sen Lang from the Sen Lang Shareholders (the “Acquisition”). Each of the Parties has determined that the Acquisition is consistent with and in furtherance of its respective long-term business strategies and desires to combine their respective businesses and for the Sen Lang Shareholders to have a continuing equity interest in the combined Avalon/Sen Lang businesses through the ownership of shares of common stock, par value $0.0001 per share, of Avalon (the “Avalon Common Stock”).

H. Pursuant to the terms and subject to the conditions set forth in this Agreement as consideration in the Acquisition, Avalon shall issue shares of Avalon Common Stock to each Sen Lang Shareholder.

I. The respective Boards of Directors of Avalon and Sen Lang have determined that the Acquisition, in the manner contemplated herein, is desirable and in the best interests of their respective shareholders and stockholders and, by resolutions duly adopted, have approved and adopted this Agreement.

J. Simultaneously with the execution and delivery of this Agreement, the Sen Lang Owners have each delivered an Accredited Investor Questionnaire & Representation Letter with Avalon, substantially in the form attached hereto as Exhibit B (each, an “AI Letter”).

NOW, THEREFORE, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I.

PURCHASE AND SALE OF SEN LANG SHARES

1.1 Closing Date. The closing of the Acquisition (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures on the third (3rd) Business Day after the satisfaction (or waiver) of the conditions set forth in ARTICLE VI (not including conditions which are to be satisfied by actions taken at the Closing, but subject to the satisfaction of such conditions on the Closing Date or waiver by the party entitled to waive such conditions), unless another time, date or place is agreed to in writing by the Sen Lang Representative and Avalon. The “Closing Date” shall be the date on which the Closing is consummated.

1.2 The Acquisition. On the terms and subject to the conditions hereof, on the Closing Date, (a) each Sen Lang Shareholder shall sell, assign, transfer and convey to Avalon, and Avalon shall purchase and acquire from each such Sen Lang Shareholder, all of the Sen Lang Shares owned by such Sen Lang Shareholder, free and clear of any Liens and restrictions on transfer. During the Executory Period, no Sen Lang Shareholder shall sell, assign, transfer, convey or otherwise dispose of any Sen Lang Shares held by such Sen Lang Shareholder to any other Person.

1.3 Shareholder Consideration.

1.3.1 As consideration for the Acquisition, the Sen Lang Shareholders collectively shall be entitled to receive from Avalon, in the aggregate, 81,000,000 shares of Avalon Common Stock.

1.3.2 The 81,000,000 shares of Avalon Common Stock to be issued to the Sen Lang Shareholders is referred to as the “Common Exchange Shares”; the number of Common Exchange Shares received by each Sen Lang Shareholder is referred to as the “Exchange Stocks”; provided, that the Common Exchange Shares otherwise payable to the Sen Lang Shareholders at the Closing is subject to the withholding of the Escrow Shares deposited in the Escrow Account in accordance with Section 2.3, and after the Closing is subject to reduction for the indemnification obligations of the Indemnifying Parties set forth in ARTICLE VIII.

ARTICLE II.

CONVERSION AND DISTRIBUTION OF SECURITIES

2.1 Distributions; Exchange Ratio; Fractional Shares.

2.1.1 As soon as practical after the effectiveness of the Acquisition, each Sen Lang Shareholder shall receive, for each Sen Lang Share held by such Sen Lang Shareholder, a number of shares of Avalon Common Stock equal to the Exchange Stocks of such Sen Lang Shareholder set forth on Exhibit A hereto.

2.1.2 No certificates for fractional shares of Avalon Common Stock shall be issued as a result of the distribution provided for in this Section 2.1. In lieu of any fractional share to which the Sen Lang Shareholders would otherwise be entitled as a result of the distribution provided for in Section 2.1, all issuances of Avalon Common Stock shall be rounded to the nearest whole share.

2.1.3 In the event that, subsequent to the date hereof and prior to the Closing, Avalon shall declare a stock dividend or other distribution payable in shares of Avalon Common Stock or securities convertible into shares of Avalon Common Stock or effect a stock split, reclassification, combination or other change with respect to shares of Avalon Common Stock, the number of shares of Avalon Common Stock set forth in Section 1.3.1 and the Exchange Stocks of each Sen Lang Shareholder set forth on Exhibit A hereto shall be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

2.2 Exchange of Certificates.

2.2.1 Exchange Agent. Promptly following the Closing, Avalon shall deposit with VStock Transfer, LLC or such other exchange agent as may be designated by Avalon (the “Exchange Agent”), for the benefit of Sen Lang Shareholders, for distribution in accordance with this Section 2.2, certificates representing the Common Exchange Shares, subject to reduction for the Escrow Shares pursuant to Section 2.3, for distribution to holders of the Sen Lang Shares pursuant to Section 2.1.2 (such shares of Avalon Common Stock being hereinafter also referred to as the “Exchange Fund”).

2.2.2 Exchange Procedures.

2.2.2.1 At or prior to the Closing, Avalon shall send, or shall cause the Exchange Agent to send, to each Sen Lang Shareholder, a letter of transmittal for use in such exchange, substantially in the form attached hereto as Exhibit C (a “Letter of Transmittal”) (which shall specify that the delivery of Sen Lang Certificates (as defined herein) in respect of the Common Exchange Shares shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Sen Lang Certificates to the Exchange Agent (or a Lost Certificate Affidavit) (as defined herein)) for use in such exchange.

2.2.2.2 Each Sen Lang Shareholder shall be entitled to receive its portion of the Common Exchange Shares as set forth on Exhibit A hereto (less the Escrow Shares) in respect of the Sen Lang Shares represented by the certificates representing the Sen Lang Shares (the “Sen Lang Certificates”), as soon as reasonably practicable after the Closing, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Sen Lang Certificate(s) for its Sen Lang Shares (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal, (ii) a properly completed and duly executed AI Letter, and (iii) such other documents as may be reasonably requested by the Exchange Agent or Avalon. Until so surrendered, each Sen Lang Certificate shall represent after the Closing for all purposes only the right to receive such portion of the Common Exchange Shares (subject to the withholding of the Escrow Shares) attributable to such Sen Lang Certificate.

2.3 Escrow.

2.3.1 At or prior to the Closing, Avalon, the Sen Lang Representative and VStock Transfer, LLC (or such other escrow agent mutually acceptable to Avalon and the Sen Lang Representative), as escrow agent (the “Escrow Agent”), shall enter into an escrow agreement, effective as of the Closing, substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”), pursuant to which Avalon shall issue to the Escrow Agent a number of shares of Avalon Common Stock equal to ten percent (10.00%) of the Common Exchange Shares (the “Escrow Amount”) (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Escrow Shares (together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms of ARTICLE VIII hereof and the Escrow Agreement. The Escrow Property shall be allocated among and transferred to the Sen Lang Shareholders pro rata based on their respective Pro Rata Share. The Escrow Property shall not serve as the sole source of payment for the obligations of the Sen Lang Shareholders pursuant to ARTICLE VIII. Unless otherwise required by law, all distributions made from the Escrow Account shall be treated by the Parties as an adjustment to the number of shares of Common Exchange Shares received by the Sen Lang Shareholders pursuant to this ARTICLE II.

2.3.2 The Escrow Property shall be released from escrow on the date which is twelve (12) months after the Closing Date (the “Escrow Release Date”); provided, however, with respect to any indemnification claims made in accordance with ARTICLE VIII hereof on or prior to the Escrow Release Date that remain unresolved at the time of the Escrow Release Date (“Pending Claims”), all or a portion of the Escrow Property reasonably necessary to satisfy such Pending Claims (as determined based on the amount of the indemnification claim included in the Claim Notice provided by Avalon under ARTICLE VIII and the Avalon Per Share Price) shall remain in the Escrow Account until such time as such Pending Claim shall have been finally resolved and paid pursuant to the provisions of ARTICLE VIII. After the Escrow Release Date, any Escrow Property remaining in the Escrow Account that is not subject to Pending Claims, if any, and not subject to resolved but unpaid claims in favor of an Indemnified Party, shall be transferred by the Escrow Agent to the Sen Lang Shareholders that have previously delivered the Transmittal Documents in accordance with Section 2.2.2.2, with each such Sen Lang Shareholder receiving its Pro Rata Share of such Escrow Property. Promptly after the final resolution of all Pending Claims and payment of all indemnification obligations in connection therewith, the Escrow Agent shall transfer any remaining Escrow Property remaining in the Escrow Account to the Sen Lang Shareholders that have previously delivered the Transmittal Documents in accordance with Section 2.2.2.2, with each such Sen Lang Shareholder receiving its Pro Rata Share of such Escrow Property.

2.4 Withholding. Each of Avalon, the Exhange Agent and the Escrow Agent shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any Sen Lang Shareholder such amounts as are required to be deducted or withheld from such consideration under the Code or under any other Applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.5 Guaranty. Notwithstanding any other provision of this Agreement, each Sen Lang Beneficial Shareholder hereby guaranties all obligations under this Agreement of such Sen Lang Shareholder set forth opposite such Sen Lang Beneficial Shareholders’s name on Exhibit A hereto, including the prompt payment of all amounts due to Avalon thereunder by such Sen Lang Shareholder upon demand if not paid when due by such Sen Lang Shareholder.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE SEN LANG OWNERS

Except as set forth in the Disclosure Schedule delivered by the Sen Lang Owners to Avalon at or prior to the execution of this Agreement (the “Sen Lang Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation and warranty, regardless of whether such representation or warranty expressly refers to or is qualified by reference to such Sen Lang Disclosure Schedule), the Sen Lang Owners, jointly and severally, represent and warrant, on behalf of the Acquired Companies, to Avalon as follows:

3.1 Organization and Qualification.

3.1.1 Each of the Acquired Companies is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted. Each of the Acquired Companies is duly qualified to transact business as a foreign corporation or other foreign entity and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property requires such qualification.

3.1.2 None of the Acquired Companies is in violation of any of the provisions of its certificate of incorporation or by-laws, or other similar organizational documents, each as amended and currently in effect, or, if it is a limited liability company or partnership, its operating agreement, partnership agreement or other comparable agreement. True and complete copies of the certificate of incorporation and by-laws, each as amended and as currently in effect, of Sen Lang, and true and complete copies of the certificate of incorporation and by-laws, or other similar organizational documents, each as amended and currently in effect, of each Acquired Company have been previously delivered or made available to Avalon.

3.1.3 Sen Lang has full power and authority (corporate and other) and all consents, approvals, authorizations, orders, registrations, clearances and qualifications of or with any Governmental Authority having jurisdiction over Sen Lang or any Acquired Company or any of its or their respective properties required for the ownership and the conduct of its business and has the legal right and authority to own, use, lease and operate its assets and to conduct its business. All of the issued Shares of Sen Lang has been duly and validly authorized and issued and are fully paid and non-assessable. Sen Lang has obtained all approvals, authorizations, consents and orders, and has made all filings and registrations, which are required under BVI laws and regulations for the ownership interest by Avalon of its equity interest in Sen Lang, and there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in Sen Lang.

3.2 Authority Relative to this Agreement. Sen Lang has the corporate power and authority to execute and deliver this Agreement and, upon obtaining the approval of a majority of the outstanding Sen Lang Shares at the Sen Lang Special Meeting (as defined herein) or any adjournment thereof as authorized under the laws of the British Virgin Islands, including the BVI Business Companies Act, 2004, as amended (“BVI Law”), to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Acquisition and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Sen Lang, and except as stated in the preceding sentence, no other corporate proceedings on the part of Sen Lang are necessary to authorize this Agreement or to consummate the Acquisition and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sen Lang, and, assuming the due authorization, execution and delivery hereof by Avalon and subject to stockholder approval as aforesaid, constitutes a valid and binding agreement of Sen Lang enforceable against Sen Lang and each Acquired Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

3.3 Consents, No Conflicts.

3.3.1 Except for actions to be taken in connection with (a) filings required pursuant to any state securities or “blue sky” laws, (b) any filings required with the Nasdaq Capital Market (“Nasdaq”) or the SEC with respect to the transactions contemplated by this Agreement, and (c) any other filings, notices, disclosures or registrations set forth in Section 3.3.1 of the Sen Lang Disclosure Schedule, no filing or registration with, notification or disclosure to, or permit, authorization, consent or approval of, (x) any Governmental Authority or (y) any third party, whether acting in an individual, fiduciary or other capacity, is required for the consummation by Sen Lang of the Acquisition or the other transactions contemplated hereby.

3.3.2 Except as set forth in Section 3.3.2 of the Sen Lang Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the Acquisition and the other transactions contemplated hereby and compliance by Sen Lang and the Acquired Companies with any of the provisions hereof do not and will not: (i) subject to obtaining the approval of the Acquisition by the Sen Lang Shareholders, conflict with or result in any breach or violation of any provision of the certificate of incorporation or by-laws, or other similar organizational documents, each as amended, of Sen Lang or any Acquired Company or (ii) result in (1) a breach or violation of, a default under or an event triggering any payment, obligation or acceleration of any obligation pursuant to Sen Lang Employee Benefit Plan (as defined herein) or any grant or award made under any of the foregoing, (2) a breach or violation of, a default under or an event triggering a right of termination of, a default under, or the acceleration of any obligation or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time or both) pursuant to any provision of, any agreement, license, lease of real or personal property, marketing agreement, contract, note, mortgage, indenture or other obligation of any Acquired Company (“Sen Lang Contracts”) or, subject to making all filings, notifications and disclosures and receipt of all permits, authorizations, consents and approvals referred to in clauses “a” through “c” of Section 3.3.1 or in Section 3.3.1 of the Sen Lang Disclosure Schedule, any law, rule, ordinance or regulation or judgment, decree, order or award to which any Acquired Company is subject or any governmental or non-governmental authorization, consent, approval, registration, franchise, license or permit under which any Acquired Company conducts any of its business, or (3) any other change in the rights or obligations of any party under any of the Sen Lang Contracts, except, with respect to this clause (ii), for breaches, violations, defaults, triggering events, creations of Encumbrances on assets, or changes in rights or obligations which would not, singly or in the aggregate with all other such matters, have a Sen Lang Material Adverse Effect.

3.4 Board Recommendation. The Board of Directors of Sen Lang has, by unanimous written consent, approved and adopted this Agreement, the Acquisition and the other transactions contemplated hereby. At such meeting, the Board of Directors of Sen Lang determined that the consideration to be received by the Sen Lang Shareholders pursuant to the Acquisition is fair to the Sen Lang Shareholders, and recommended that the Sen Lang Shareholders approve and adopt this Agreement, the Acquisition and the other transactions contemplated hereby (the “Sen Lang Board Recommendation”).

3.5 Stockholder Protection Rights Agreements. By virtue of resolutions heretofore approved by Sen Lang’s Boards of Directors, the Acquisition, this Agreement, and the transactions contemplated hereby will not be subject to the restrictions on business combinations with interested stockholders otherwise applicable to the Acquisition, this Agreement, or the transactions contemplated hereby under BVI Law. Sen Lang’s Board of Directors have taken such actions and votes as are necessary on its part to render the provisions of any applicable takeover statutes applicable to any Acquired Company inapplicable to this Agreement, the Acquisition, and the transactions contemplated hereby and thereby. No Acquired Company is a party to any stockholder protection rights agreement or any agreement similar thereto.

3.6 No Existing Violation, Default, Etc. No Acquired Company is in violation of (A) Applicable Law or (B) any order, decree or judgment of any Governmental Authority having jurisdiction over any Acquired Company. No event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default, exists under any Sen Lang Contract or any lease, permit, license or other agreement or instrument to which any Acquired Company is a party or by which any of them is bound or to which any of the properties, assets or operations of any Acquired Company is subject.

3.7 Licenses and Permits. Each Acquired Company has such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate governmental agencies and bodies (“Sen Lang Licenses”) as are necessary to own, lease or operate its properties and to conduct its business as presently conducted and all such Sen Lang Licenses are valid and in full force and effect, other than any failure to have any such Sen Lang License or any failure of any such Sen Lang License to be valid and in full force and effect as would not, singly or in the aggregate with all such other failures, have a Sen Lang Material Adverse Effect. Each Acquired Company is and, within the period of all applicable statutes of limitations, has been in compliance with its obligations under such Sen Lang Licenses and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such Sen Lang Licenses. No Acquired Company has any knowledge of any facts or circumstances that could reasonably be expected to result in an inability of any Acquired Company to renew any material Sen Lang License. Subject to making all filings, notifications and disclosures and receipt of all permits, authorizations, consents and approvals referred to in Section 3.3.1 of the Sen Lang Disclosure Schedule, neither the execution nor delivery by Sen Lang of this Agreement nor the consummation of any of the transactions contemplated herein will result in any revocation or termination of any material Sen Lang License.

3.8 Proxy Statement. None of the information supplied or to be supplied by Sen Lang or any Acquired Company for inclusion in, and none of the information regarding the Acquired Companies incorporated by reference in, the proxy statement to be sent to the stockholders of Avalon and the Sen Lang Shareholders in connection with the annual meeting of stockholders of Avalon at which such stockholders will be asked to approve the issuance of Avalon Common Stock pursuant to the Acquisition (the “Avalon Annual Meeting”) and the special meeting of the Sen Lang Shareholders at which the Sen Lang Shareholders will be asked to approve the Acquisition and this Agreement (the “Sen Lang Special Meeting”) (such proxy statement, as amended by any amendments thereto, being referred to herein as the “Proxy Statement”), including all amendments and supplements to the Proxy Statement, shall, in the case of the Proxy Statement, on the date or dates the Proxy Statement is first mailed to stockholders of Avalon and the Sen Lang Shareholders and on the date or dates of the Avalon Annual Meeting and the Sen Lang Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Sen Lang and the Acquired Companies will supply Avalon with all business, financial, legal, management and other information required for inclusion in a proxy statement under SEC rules.

3.9 Finders or Brokers; Compensation Arrangements. Neither Sen Lang nor any Acquired Company has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned in whole or part upon consummation of the Acquisition.

3.10 Financial Statements. The consolidated balance sheets and the related consolidated statements of income and cash flows (including the related notes thereto) of the Acquired Companies set forth in Section 3.10 of the Sen Lang Disclosure Schedule (collectively, the “Sen Lang Financial Statements”), as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations with respect thereto, were prepared in accordance with generally accepted accounting principles (except as otherwise noted therein), and present fairly in all material respects, the consolidated financial position of the Acquired Companies, as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to notes and normal year-end adjustments that were not material in amount or effect).

3.11 Undisclosed Liabilities. Except (i) as reflected in Sen Lang’s unaudited consolidated balance sheet at March 31, 2021 or liabilities described in any notes thereto, (ii) for liabilities incurred in the ordinary course of business since March 31, 2021 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, or (iii) performance obligations under contracts required in accordance with their terms, or performance obligations, to the extent required under Applicable Law, in each case to the extent arising after the date hereof, no Acquired Company has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) and which, individually or in the aggregate, could reasonably be expected to have a Sen Lang Material Adverse Effect.

3.12 Absence of Changes or Events. Except for matters disclosed in Section 3.12 of the Sen Lang Disclosure Schedule:

3.12.1 Since December 31, 2018: (i) the Acquired Companies have conducted their business in the ordinary course and have not entered into any material oral or written agreement or other material transaction that is not in the ordinary course of business (other than this Agreement) or that could reasonably be expected to result in a Sen Lang Material Adverse Effect; (ii) no Acquired Company has sustained any material loss or interference with its business or properties from fire, flood, windstorm, accident, strike or other calamity (whether or not covered by insurance); (iii) there has been no material change in the indebtedness of the Acquired Companies, no change in the capital stock of Sen Lang and no dividend or distribution of any kind declared, paid or made by Sen Lang on any class of its capital stock; (iv) there has been no event or condition which has caused a Sen Lang Material Adverse Effect, nor any development, occurrence or state of facts or circumstances known to Sen Lang that could, singly or in the aggregate, reasonably be expected to result in a Sen Lang Material Adverse Effect; and (v) there has been no material change by any Acquired Company in its accounting principles, practices or methods.

3.12.2 Since December 31, 2018, other than in the ordinary course of business consistent with past practice, there has not been any increase in the compensation or other benefits payable, or which could become payable, by Sen Lang, to its officers or key employees, or any amendment of any of the Sen Lang Employee Benefit Plans.

3.13 Capitalization.

3.13.1 The authorized share capital of Sen Lang consists solely of 50,000 Sen Lang Shares, par value $1.00 per Share. As of the date hereof there are 10,001 Sen Lang Shares outstanding and no Sen Lang Shares are held in Sen Lang’s treasury. There are no warrants or options outstanding, and no Sen Lang Shares are reserved for issuance for any purpose. There are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Sen Lang to issue, transfer or sell any Sen Lang Shares or any other securities convertible into or evidencing the right to subscribe for any such Sen Lang Shares. There are no outstanding stock appreciation rights with respect to the Sen Lang Shares. All issued and outstanding Sen Lang Shares are duly authorized and validly issued, fully paid and nonassessable and have not been issued in violation of (nor are any of the Sen Lang Shares, or other equity interests in, Sen Lang subject to) any preemptive or similar rights created by statute, the certificate of incorporation or by-laws of Sen Lang or any agreement to which Sen Lang is a party or by which it may be bound.

3.13.2 Except as set forth in Section 3.13.2 of the Sen Lang Disclosure Schedule, there are no (i) obligations, contingent or otherwise, of the Acquired Companies to repurchase, redeem or otherwise acquire any Sen Lang Shares, or provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other person, or (ii) agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings (or any component thereof), or calculated in accordance therewith, of any Acquired Company. Section 3.13.2 of the Sen Lang Disclosure Schedule sets forth the contingent earn-out obligations to which any Acquired Company is subject. There are no voting trusts, proxies or other agreements or understandings to which any Acquired Company is a party or by which any Acquired Company is bound with respect to the voting of any shares of capital stock of any Acquired Company.

3.14 Capital Stock of Subsidiaries. The Subsidiaries of Sen Lang, each of which is wholly-owned by an Acquired Company or controlled by an Acquired Company by the Control Documents, are listed in Section 3.14 of the Sen Lang Disclosure Schedule. There are no proxies with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating any Acquired Company to issue, transfer or sell any shares of capital stock of any Acquired Company or any other securities convertible into or evidencing the right to subscribe for any such shares. All of such shares so beneficially owned by Sen Lang are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by Sen Lang, directly or indirectly, free and clear of any claim, lien or Encumbrance of any kind with respect thereto. Except as set forth in Section 3.14 of the Sen Lang Disclosure Schedule and the Control Documents, Sen Lang does not directly or indirectly own any interest in any corporation, partnership, limited liability company, joint venture or other business association or entity.

3.15 Litigation. Except as set forth in Section 3.15 of the Sen Lang Disclosure Schedule, as of the date hereof there are no material pending Actions or, to the knowledge of the Acquired Companies, investigations by, against or affecting any Acquired Company or any of their officers, directors, properties, assets or operations, or with respect to which any Acquired Company is responsible by way of indemnity or otherwise. Except as set forth in Section 3.15 of the Sen Lang Disclosure Schedule: (i) there are no material pending or, to the knowledge of the Acquired Companies, threatened Actions or investigations by, against or affecting any Acquired Company or any of their officers, directors, properties, assets or operations, or with respect to which they are responsible by way of indemnity or otherwise; and (ii) to the knowledge of the Acquired Companies, there are no material Actions or investigations are threatened or contemplated and there is no reasonable basis, to the knowledge of Sen Lang, for any such Actions or investigation, whether or not threatened or contemplated.

3.16 Insurance. Sen Lang has insurance policies and fidelity bonds covering each Acquired Company’s assets, business, equipment, properties, operations, employees, officers and directors which Sen Lang reasonably and in good faith believes are adequate to conduct the business of the Acquired Companies. All premiums due and payable under all such policies and bonds have been paid, and Sen Lang is otherwise in full compliance with the terms and conditions of all such policies and bonds, except where the failure to have made payment or to be in full compliance would not, individually or in the aggregate with all such other failures, have a Sen Lang Material Adverse Effect. Sen Lang reasonably believes that the reserves established by the Acquired Companies in respect of all matters as to which any Acquired Company self-insures or carries retention and/or deductibles, including workers’ medical coverage and workers’ compensation, are adequate and appropriate, and no Acquired Company is aware of any facts or circumstances existing as of the date hereof that would reasonably be expected to cause such reserves to be materially inadequate or inappropriate.

3.17 Title to and Condition of Properties. The Acquired Companies have good title to all of the real property and personal property reflected on the March 31, 2021 unaudited consolidated balance sheet of the Acquired Companies (the “Sen Lang Balance Sheet”), except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice and except for defects of title which are not material to the Acquired Companies taken as a whole. Except as set forth on Section 3.17 of the Sen Lang Disclosure Schedule, no Acquired Company owns any real property. No real or tangible personal property owned or leased by any Acquired Company is subject to claims, liens or other encumbrances of any kind or character, including mortgages, pledges, liens, conditional sale agreements, charges, security interests, easements, restrictive covenants, rights of way or options, except for (i) Encumbrances for Taxes not yet delinquent or which are being contested in good faith by appropriate Action and in respect of which any Acquired Company has set aside on its books adequate reserves in accordance with generally accepted accounting principles; (ii) mechanics’, carriers’, workers’, repairers’, materialmen’s, landlords’ and other similar statutory or common law liens incurred in the ordinary course of business for obligations not yet delinquent or the validity of which is being contested in good faith by appropriate Action and in respect of which the appropriate Acquired Company has set aside on its books adequate reserves in accordance with generally accepted accounting principles; (iii) in the case of real property, easements, rights of way, restrictions, minor defects or irregularities in title that do not individually or in the aggregate have a material adverse effect on the value or use of the real property encumbered thereby as currently used in the operation of the business of the Acquired Companies; (iv) those which would not materially interfere with the conduct of the business of the Acquired Companies (the encumbrances described in clauses (i) through (iv) of this sentence, collectively, the “Sen Lang Permitted Encumbrances”); (v) those securing liabilities reflected in the Sen Lang Balance Sheet; or (vi) those described in Section 3.17(vi) of the Sen Lang Disclosure Schedule.

3.18 Leases. There have been delivered or made available to Avalon true and complete copies of each lease pursuant to which Real Property or personal property is held under lease by any Acquired Company (limited, in the case of personal property, to leases pursuant to which annual rentals are reasonably expected to be at least $100,000 per year), and true and complete copies of each lease pursuant to which an Acquired Company leases real or personal property to others (limited in the case of personal property, to leases pursuant to which annual rentals are reasonably expected to be at least $100,000 per year). Section 3.18 of the Sen Lang Disclosure Schedule sets forth a true and complete list of all such leases, and such leases are the only leases that are material to the business conducted by the Acquired Companies taken as a whole. All of the leases so listed (i) are, in all material respects, valid and subsisting and in full force and effect with respect to the Acquired Companies, as the case may be, and, to Sen Lang’s knowledge, with respect to any other party thereto and (ii) were entered into as a result of bona fide arm’s length negotiations with the other party or parties thereto. The Acquired Companies have valid leasehold interests in all properties leased thereunder free and clear of all material liens and encumbrances other than Sen Lang Permitted Encumbrances. The real properties leased by the Acquired Companies are, in all material respects, in good operating order and condition, subject to ordinary wear and tear. To the knowledge of The Acquired Companies, there are no material structural, mechanical or other defects in any improvements located on such real properties.

3.19 Contracts and Commitments. Except as set forth in Section 3.19 of the Sen Lang Disclosure Schedule, no Acquired Company is a party to any existing contract, obligation or commitment of any type in any of the following categories:

3.19.1 contracts for the purchase by the Acquired Companies of medicines, materials, supplies or equipment which are not cancelable upon 90 days’ or less notice and which either (i) have not been entered into in the ordinary course of business and consistent with past practice or (ii) provide for purchase prices substantially greater than those presently prevailing for such materials, supplies or equipment, or (iii) contracts obligating the Acquired Companies to make capital expenditures in excess of $50,000;

3.19.2 contracts under which the Acquired Companies has, except by way of endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past practice, become absolutely or contingently or otherwise liable for (i) the performance of any other person, firm or corporation under a contract, or (ii) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation;

3.19.3 powers of attorney outstanding from the Acquired Companies other than as issued in the ordinary course of business and consistent with past practice with respect to customs, insurance, patent, trademark or tax matters, or to agents for service of process;

3.19.4 contracts under which any amount payable by the Acquired Companies is dependent upon, or calculated in accordance with, the revenues or earnings (or any component thereof) of any Acquired Company;

3.19.5 contracts with any director, officer, employee or Affiliate (as defined herein) of the Acquired Companies other than in such person’s capacity as a director, officer or employee of an Acquired Company;

3.19.6 contracts which limit or restrict where any Acquired Company may conduct its business or the type or line of business in which any Acquired Company may engage;

3.19.7 contracts with any party for the loan of money or availability of credit to or from any Acquired Company (except credit extended by an Acquired Company to customers in the ordinary course of business and consistent with past practice);

3.19.8 any material hedging, option, derivative or other similar transaction; or

3.19.9 contracts pursuant to which any of the Acquired Companies (a) grants any Person any exclusive license, exclusive option or other exclusive right with respect to any Sen Lang Intellectual Property, (b) grants any Person any license, option or other right with respect to any Sen Lang Intellectual Property that is material to the business of the Acquired Companies or (c) is granted any license, option or other right with respect to any Sen Lang Intellectual Property that is material to the business of the Acquired Companies.

True and complete copies of all contracts, obligations and commitments listed in Section 3.19 of the Sen Lang Disclosure Schedule have been delivered or made available to Avalon. None of the Acquired Companies or, to the knowledge of the Acquired Companies, any other party is in breach of or default under any of the contracts, obligations and commitments listed in Section 3.19 of the Sen Lang Disclosure Schedule or under any other Sen Lang Contracts (and, to the knowledge of Sen Lang, no facts or circumstances exist which could reasonably support the assertion of any such breach or default) except for breaches and defaults which would not, singly or in the aggregate with all other such breaches, have a Sen Lang Material Adverse Effect.

3.20 Employees; Labor Matters. Except as set forth in Section 3.20 of the Sen Lang Disclosure Schedule, no Acquired Company is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by the Acquired Companies thereof. Since January 1, 2018, there has not occurred or been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Acquired Companies thereof. Except as set forth in Section 3.20 of the Sen Lang Disclosure Schedule, there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or threatened with respect to any employee of any Acquired Company. Each of the Acquired Companies has complied with Applicable Law pertaining to the employment or termination of employment of their respective employees, including all such Applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities. Contributions required to be made by employers under Applicable Law to all the mandatory social welfare and pension funds in respect of all employees of the Acquired Companies have been duly and punctually paid in full. The Acquired Companies have signed labor contracts and confidential and non-compete agreements (containing proprietary information protection and invention-creation ownership clauses) with all of their employees in forms and content in compliance with the Applicable Laws.

3.21 No Change of Control Puts. Except as described in Section 3.21 of the Sen Lang Disclosure Schedule, neither the execution and delivery by Sen Lang of this Agreement nor the consummation of the Acquisition or any other transaction contemplated hereby gives rise to any obligation of any Acquired Company to, or any right of any holder of any security of an Acquired Company to require any Acquired Company to, purchase, offer to purchase, redeem or otherwise prepay or repay any such security, or deposit any funds to effect the same.

3.22 Employment and Labor Contracts. Except as set forth in Section 3.22 of the Sen Lang Disclosure Schedule, neither the Acquired Companies is a party to any employment, management services, consultation or other contract or agreement with any past or present officer, director or employee or, to the knowledge of Sen Lang, any entity affiliated with any past or present officer, director or employee, other than the agreements executed by employees generally, the forms of which have been provided to Avalon.

3.23 Intellectual Property Rights.

3.23.1 The Acquired Companies own or have the right to use all Sen Lang Intellectual Property Rights (as defined herein) necessary to the conduct of their respective businesses. Subject to obtaining any associated consents with respect to agreements or licenses listed in Section 3.3.2 of the Sen Lang Disclosure Schedule, each Sen Lang Intellectual Property Right owned or used by the Acquired Companies immediately prior to the Closing will be owned or available for use by the Surviving Company or its subsidiaries on substantially the same terms and conditions immediately subsequent to the Closing. Section 3.23 of the Sen Lang Disclosure Schedule contains a list of all patents, trade names, registered copyrights, trademarks and service marks, mask works and applications for the foregoing owned by the Acquired Companies. Except as set forth in Section 3.23 of the Sen Lang Disclosure Schedule, (i) the Acquired Companies have sole and exclusive ownership of, and valid and unencumbered (except for Sen Lang Permitted Encumbrances) title to, the Sen Lang Intellectual Property Rights set forth in such Section 3.23 and, to the knowledge of the Acquired Companies, such title has not been challenged (pending or threatened) by others except for the encumbrances listed therein; (ii) there have been no claims or assertions made by others that any Acquired Company has infringed or misappropriated any Intellectual Property Rights of others by the development, manufacture or sale of products, the rendering of services or any other activity since December 31, 2016; (iii) to the knowledge of Sen Lang, there has been no such infringement or misappropriation by any Acquired Company since December 31, 2016; (iv) the Acquired Companies have no knowledge of any infringement or misappropriation of Sen Lang Intellectual Property Rights of any Acquired Company by others; and (v) all Sen Lang Intellectual Property Rights owned by the Acquired Companies (a) are in good standing with the registration authority therefore, if any, (b) to the extent recorded on the public record, are recorded in the name of the Acquired Companies and (c) have been duly registered with, filed in or issued by, as the case may be, the State Intellectual Property Office of the PRC, General Administration of Press and Publication of the PRC and Trademark Bureau of Stated Administration For Industry & Commerce and other filing offices in the PRC, and the U.S. Patent and Trademark Office and the U.S. Copyright Office and other filing offices, domestic or foreign, to the extent necessary or desirable to ensure full protection under Applicable Law, and the same remain in full force and effect. True and complete copies of all material listed in Section 3.23 of the Sen Lang Disclosure Schedule have been delivered or made available to Avalon.

3.23.2 Notwithstanding the above, the Sen Lang Intellectual Property Right owned or used by the Acquired Companies immediately prior to the Closing does not incorporate subject matter obtained from other entities or individuals (including but not limited to Dr. David Maloney, Shenzhen Geno-Immune Medical Institute, Fred Hutchinson Cancer Research Center, City of Hope Cancer Research Center) that would result in the entity or individual having an ownership right to the Sen Lang Intellectual Property Right.

3.23.3 Sen Lang does not presently have or did not have in the past any relationship with the Chinese People’s Liberation Army (PLA) or other military controlled entity, including but not limited to receipt of funding, sharing of research, conducting trials and research or by an employee or director (including Sun Zhiqiang) being active in the PLA while associated with Sen Lang (other than Sun Zhiqiang’s association with PLA 302 Hospital) ; and the PLA, PLA 302 Hospital or other military entity does not have an ownership right to the Sen Lang Intellectual Property Right.

3.23.4 Sen Lang does not presently have or did not have in the past any relationship with the Chinese Government (including local governments such as Shijiazhung Municipal Government) that would result in the Chinese Government having an ownership right to the Sen Lang Intellectual Property Right.

3.23.5 Sen Lang does not presently have or did not have in the past any relationship with a Chinese government-funded research institute that would result in the institute having an ownership right to the Sen Lang Intellectual Property Right.

3.23.6 All shareholder names (including individuals and entities) and percent ownership of Sen Lang have been disclosed to Avalon. There are not out-license to or in-licenses from any inventor and no investor has an ownership right to the Sen Lang Intellectual Property Right.

3.23.7 Sen Lang, including any employee or director did not received any U.S funding in violation of National Institues of Health (NIH) regulations.

3.23.8 Sen Lang has not licensed any technology to Sinopharm Group and does not have any arrangement with Sinopharm Group that impacts Sen Lang Intellectual Property Right.

3.24 Taxes.

3.24.1 All Returns required to be filed by, or with respect to any activities or assets of, each of the Acquired Companies have been duly and timely filed, and are correct and complete in all material respects and have been prepared in accordance with Applicable Laws. All Taxes due and owning by the Acquired Companies (whether or not shown as owing on any Return) have been paid. No Acquired Company is currently the beneficiary of any extension of time within which to file any Return.

3.24.2  Each of the Acquired Companies has duly and timely withheld and paid all Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. Each of the Acquired Companies has properly collected and remitted all sales, use, value added, and similar Taxes with respect to sales or leases made to, purchases made from, or services provided to its customers or have properly received and retained any appropriate Tax exemption certificates and other documentation for all sales, leases, or purchases made, or services provided, without charging or remitting sales, use, value added, or similar Taxes that qualify such sales, leases, purchases, or services as exempt from sales, use, value added, and similar Taxes.

3.24.3  No claim has ever been made by an authority in a jurisdiction where an Acquired Company does not file Returns that such Acquired Company is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Acquired Companies. No Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Acquired Companies. None of the Acquired Companies has received from any taxing authority (including jurisdictions where the Acquired Companies have not filed Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any Acquired Company.

3.24.4 Section 3.24.4 of the Sen Lang Disclosure Schedule lists all Income Tax Returns (as defined herein) that have been filed with respect to OpCo (for taxable periods beginning on 2019) and Sen Lang Lab (for taxable periods beginning on 2020), indicates those Returns that have been audited, and indicates those Returns that currently are the subject of audit.

3.24.5 No Acquired Company has (i) waived any statute of limitations in respect of Taxes, (ii) agreed to any extension of time with respect to a Tax assessment, deficiency or collection or (iii) executed or filed any power of attorney with respect to Taxes, which waiver, agreement or power of attorney is currently in force.

3.24.6 Except as set forth in Section 3.24.6 of the Sen Lang Disclosure Schedule, (i) there are no outstanding adjustments for Tax purposes applicable to any Acquired Company required as a result of changes in methods of accounting effected on or before the date of this Agreement and (ii) no material Tax elections have been made by any Acquired Company that are currently in force or by which any Acquired Company is bound.

3.24.7 Except as set forth in Section 3.24.7 of the Sen Lang Disclosure Schedule, no Acquired Company (i) is a party to or bound by or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement or (ii) is or has been a member of any group of companies filing a consolidated, combined or unitary Income Tax Return.

3.24.8 The unpaid Taxes of the Acquired Companies did not, as of the date of the Sen Lang Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established solely to reflect timing differences between book and Tax income) set forth on the Sen Lang Balance Sheet, and the unpaid Taxes of the Acquired Companies will not, as of the Closing Date, exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Returns. Since the date of the Sen Lang Balance Sheet, no Acquired Company has incurred any liability for Taxes arising from extraordinary gains or losses, as such term is used in thee International Financial Reporting Standards (“IFRS”), except in the ordinary course of business.

3.24.9 None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law), (v) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (vi) any prepaid amounts received or deferred revenue accrued on or prior to the Closing Date, (vii) any related party transactions subject to any transfer pricing arrangements involving any Acquired Company entered into on or prior to the Closing Date, (viii) any loan pursuant to Section 1102 of the CARES Act or similar U.S. or non-U.S. governmental program, or (ix) an election under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law).

3.24.10 The Acquired Companies are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm’s length. All transactions entered into by the Acquired Companies are not and will not become subject to an adjustment in accordance with any transfer pricing rules in any relevant jurisdiction.

3.24.11 None of the Acquired Companies is currently nor has ever previously been classified as (i) a “passive foreign investment company” within the meaning of Section 1297 of the Code or (ii) a “controlled foreign corporation” within the meaning of Section 957 of the Code. None of the Acquired Companies has a permanent establishment or otherwise has an office, branch or fixed place of business in a country other than the country in which it is organized and is and has at all times been exclusively resident for all Tax purposes and subject to Tax in its jurisdiction of formation only. None of the Acquired Companies has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

3.25 Employee Benefit Plans

3.25.1 Except as set forth in Section 3.25 of the Sen Lang Disclosure Schedule, with respect to any employee or former employee of any Acquired Company, none of the Acquired Companies, or any Affiliated company presently maintains, contributes to or has any liability under: (i) any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, cafeteria, medical expense reimbursement, dependent care, stock option, stock purchase, stock appreciation rights, deferred compensation, consulting, severance pay or termination pay, vacation pay, welfare or other employee benefit or fringe benefit plan, program or arrangement; or (ii) any plan, program or arrangement which is an employee pension benefit plan, or an “employee welfare benefit plan” as defined under relevant laws, including laws of the PRC applicable to any Acquired Company. Each plan, program and arrangement set forth in Section 3.25 of the Sen Lang Disclosure Schedule is herein referred to as a “Sen Lang Employee Benefit Plan.” The term “affiliated company” means any organization that would be aggregated with any Acquired Company under Section 414(b), (c), (m) or (o) of the Code.

3.25.2 There is no pending or threatened Action or investigation against or involving any Sen Lang Employee Benefit Plan (other than routine claims for benefits) and there is no basis for any facts which could give rise to any such Action or investigation.

3.25.3 None of the Acquired Companies nor any of their affiliates is a party to any employment agreement, whether written or oral, or agreement with change in control or similar provisions, or a collective bargaining agreement or contract with any labor union relating to any employees or former employees of any Acquired Company.

3.26 Environmental Matters.

3.26.1 Each of the Acquired Companies has complied and is in compliance in all material respects with all applicable Environmental Laws pertaining to any of the properties and assets of the Acquired Companies (including all real property owned by any Acquired Company, together with all structures, facilities, improvements, fixtures, systems, equipment and items of property presently or hereafter located thereon or attached or appurtenant thereto or owned by any Acquired Company and located on real property leased by any Acquired Company, and all easements, licenses, rights and appurtenances relating to the foregoing (collectively, the “Sen Lang Real Property”) and the use and ownership thereof, and to the operation of their respective businesses. No material violation by any Acquired Company is being alleged of any applicable Environmental Law relating to any of the properties and assets of any Acquired Company (including the Sen Lang Real Property) or the use or ownership thereof, or to the operation of their respective businesses.

3.26.2 No Acquired Company or any other Person (including any tenant or subtenant) has caused or taken any action that will result in, nor is any Acquired Company subject to, any material liability or obligation on the part of any Acquired Company or any Affiliates of any Acquired Company, relating to (x) the environmental conditions on, under, or about the Sen Lang Real Property or other properties or assets owned, leased, operated or used by any Acquired Company or any predecessor thereto at the present time or in the past, including the air, soil and groundwater conditions at such properties or (y) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Materials.

3.26.3 Sen Lang has disclosed and made available to Avalon all information, including all studies, analyses and test results, in the possession, custody or control of or otherwise known to any Acquired Company relating to (x) the environmental conditions on, under or about the Real Property or other properties or assets owned, leased, operated or used by any Acquired Company or any predecessor in interest thereto at the present time or in the past, and (y) any Hazardous Materials used, managed, handled, transported, treated, generated, stored or Released by any Acquired Company or any other Person on, under, about or from any of the Sen Lang Real Property, or otherwise in connection with the use or operation of any of the properties and assets of any Acquired Company or their respective businesses.

3.27 [INTENTIONALLY OMITTED.]

3.28 Security Holders’ Identity and Compliance. Each holder of any equity interest in the OpCo is a citizen and permanent resident of the PRC and did not hold and does not hold any identification that may require the registration of the OpCo as a foreign invested enterprise pursuant to Applicable Laws of the PRC in effect at and from the time of the incorporation of the OpCo through the date of the Closing. The Sen Lang Beneficial Shareholders and the Sen Lang Shareholders have complied with all Applicable Law (including Circular 37) and completed all procedures and requirements with respect to all of the Sen Lang’s financing transactions. Neither the Acquired Companies nor any of the Sen Lang Parties has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE with respect to any actual or alleged non-compliance with Circular 37 and each PRC Company has made all oral or written filings, registrations, reporting or any other communications required by SAFE or any of its local branches. “Circular 37” means the Notice of the State Administration of Foreign Exchange on the Administration of Foreign Exchange Involved in Overseas Investment, Financing and Round-trip Investment Conducted by Residents in China via Special-Purpose Companies (关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知). “SAFE” means PRC State Administration of Foreign Exchange or any of its local branches.

3.29 Other Representations and Warranties Relating to the PRC Companies.

3.29.1 The constitutional documents and certificates and related contracts and agreements of each of the PRC Companies are valid and have been duly approved or issued (as applicable) by competent PRC authorities.

3.29.2 All approvals required under PRC law for the due and proper establishment and operation of each of the PRC Companies have been duly obtained from the relevant PRC authorities and are in full force and effect.

3.29.3 All filings and registrations with the PRC authorities required in respect of each of the PRC Companies and its operations have been duly completed in accordance with the relevant rules and regulations.

3.29.4 Except as set forth in Section 3.29.4 of the Sen Lang Disclosure Schedule, the registered capitals of the PRC Companies are fully paid up. The HK Subsidiary legally and beneficially owns 100% of the equity interest in the PRC Subsidiary. There are no outstanding rights, or commitments made by any of the PRC Companies to sell any of its equity interest, except as provided in the Control Documents.

3.29.5 All of the equity interests in OpCo are legally, beneficially and ultimately owned by the Sen Lang Beneficial Shareholders. None of the Sen Lang Beneficial Shareholders is, in any manner or through any arrangement, holding any equity interest in OpCo on behalf of or for the benefit of any third party. Except as provided in the Control Documents, there is no agreement for concerted action, entrustment agreement or other similar arrangements among the Sen Lang Beneficial Shareholders.

3.29.6 Neither of the PRC Companies is in receipt of any letter or notice from any relevant authority notifying revocation of any permits or licenses issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it.

3.29.7 Each of the PRC Companies has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements and with all requisite approvals granted by competent PRC authorities.

3.29.8 In respect of approvals requisite for the conduct of any part of the business of each of the PRC Companies which are subject to periodic renewal, there is no reason to believe that such requisite renewals will not be timely granted by the relevant PRC authorities.

3.29.9 With regard to employment and staff or labor management, each of the PRC Companies has complied with all applicable PRC laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions.

3.29.10 Each of the Control Documents has been duly executed and delivered by the parties thereto and has remained effective, legal, valid and enforceable in accordance with the terms and conditions therein. Pursuant to the Control Documents, the OpCo has been effectively controlled by Sen Lang through the PRC Subsidiary and the HK Subsidiary, 100% of the economic benefits of the operations of the OpCo have been and will be received by Sen Lang, and the financial statements of the OpCo can be consolidated into the financial statements of Sen Lang as a special purpose vehicle under IFRS, together with its pronouncements thereon from time to time, and applied on a consistent basis. No oral or written inquiries, notifications or any other form of official correspondence has been issued by any government authorities challenging or questioning the legality or enforceability of any of the Control Documents.

3.29.11 The PRC Companies have made full contributions to the social insurance fund and the provident fund for all of their employees.

3.30 Captive Structure. The Control Documents, upon execution, will constitute valid and binding obligations of the parties thereto and are adequate to establish and maintain the intended captive structure, under which the financial statements of the OpCo can be consolidated with those of the other Acquired Companies in accordance with the then duly adopted accounting principles of Sen Lang. No oral or written inquiries, notifications or any other form of official correspondence has been issued by any government authorities challenging or questioning the legality or enforceability of any of the Control Documents.

3.31 Foreign Government Ownership Under CFIUS. No Acquired Company is owned or controlled, directly or indirectly, by any foreign government such that, as a result of the transaction contemplated in this Agreement, a foreign government would acquire a “substantial interest,” as defined in 31 C.F.R. Part 800.244, in a U.S. business.

3.32 No Sanctioned Persons. The Sen Lang Owners represent that no Sen Lang Party is a Sanctioned Person, senior foreign political figure, person entrusted with prominent public function in a foreign country, or person convicted of or charged with any criminal act.

3.33 Disclosure. All information disclosed by or on behalf of any Acquired Company to Avalon or its advisers on or prior to the date hereof is true and accurate in all material aspects, and the Acquired Companies are not aware of any other fact or matter which renders any such information misleading because of any omission, ambiguity or for any other reason. All information contained in the Disclosure Schedule is true and accurate in all aspects and fairly presented and there is no fact or matter which has not been disclosed in the Sen Lang Disclosure Schedule which renders any such information untrue or misleading and there is no fact or matter concerning any Acquired Company which has not on the basis of the utmost good faith been disclosed in the Sen Lang Disclosure Schedule which would reasonably be expected to influence the decision of Avalon to proceed with the Acquisition on the terms and conditions thereof.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF AVALON

Except as set forth in the Disclosure Schedule delivered by Avalon to the Sen Lang Representative at or prior to the execution of this Agreement (the “Avalon Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation and warranty, regardless of whether such representation or warranty expressly refers to or is qualified by reference to such Avalon Disclosure Schedule) or the Avalon SEC Reports, Avalon represents and warrants to the Sen Lang Shareholders as follows:

4.1 Organization and Qualification.

4.1.1 Each of Avalon and its Subsidiaries (as defined in Section 4.1.2) is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Avalon SEC Reports (as defined herein). Each of Avalon and each of Avalon’s Subsidiaries is duly qualified to transact business as a foreign corporation or other foreign entity and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property requires such qualification, except for failures to be so qualified or in good standing which would not, singly or in the aggregate with all such other failures, have an Avalon Material Adverse Effect. “Avalon Material Adverse Effect” means, with respect to any event, occurrence, matter, failure of event or occurrence, change, effect, state of affairs, breach, default, violation, fine, penalty or failure to comply (each, a “Circumstance”), individually or taken together with all other Circumstances contemplated by or in connection with any or all of the representations and warranties made in this Agreement, a material adverse effect on the business, assets (including intangible assets), liabilities (contingent or otherwise), financial condition, results of operations or prospects of Avalon and its Subsidiaries, taken as a whole; provided, however, that Avalon Material Adverse Effect shall not be deemed to include the impact of: (A) the implementation of changes in generally accepted accounting principles; (B) actions and omissions of Avalon or its Subsidiaries taken or permitted with the prior written consent of Sen Lang after the date hereof; (C) expenses reasonably incurred by Avalon or its Subsidiaries in consummating the transactions contemplated by this Agreement; (D) changes in the general economic or financial market conditions; (E) any occurrence, condition, change, event or effect that affects the biotechnology industry generally; and (F) acts of God, war, acts of terrorism, epidemics, pandemics, quarantines, injunctions or restraining orders, failure of any public authority or governmental body or agency to issue any permit or license, or generalized lack of raw materials or energy.

4.1.2 Neither Avalon nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation or by-laws, or other similar organizational documents, each as amended and currently in effect, or, if it is a limited liability company or partnership, its operating agreement, partnership agreement or other comparable agreement. True and complete copies of the certificate of incorporation and by-laws, each as amended and as currently in effect, of Avalon and true and complete copies of the certificate of incorporation and by-laws, or other similar organizational documents, each as amended and currently in effect, of each Subsidiary of Avalon have been previously delivered or made available to Sen Lang.

4.2 Authority Relative to this Agreement. Avalon has the corporate power and authority to execute and deliver this Agreement and, upon obtaining the approval of a majority of the outstanding shares of Avalon Common Stock at the Avalon Annual Meeting or any adjournment thereof as authorized under the DGCL, to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Acquisition and the other transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Avalon, and except as stated in the preceding sentence, no other corporate proceedings on the part of Avalon are necessary to authorize this Agreement or to consummate the Acquisition and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Avalon and, assuming the due authorization, execution and delivery hereof by Sen Lang, the Sen Lang Shareholders, the Sen Lang Beneficial Shareholders, and the Sen Lang Represetnative, and subject to shareholder approval of Sen Lang, constitutes a valid and binding agreement of Avalon, enforceable against Avalon in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

4.3 Consents, No Conflicts.

4.3.1 Except for actions to be taken in connection with (a) filings required pursuant to any state securities or “blue sky” laws, (b) filings and other matters relating to the listing on Nasdaq of the shares of Avalon Common Stock required to be issued pursuant to this Agreement, (c) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation (“PBGC”) with respect to any employee benefit plans (to the extent such notices to and filings with the IRS or the PBGC are described in Section 4.3.1 of the Avalon Disclosure Schedule) and (d) any other filings, notices, disclosures or registrations set forth in Section 4.3.1 of the Avalon Disclosure Schedule, no filing or registration with, notification or disclosure to, or permit, authorization, consent or approval of, (x) any court, (y) any government agency or body or (z) any third party, whether acting in an individual, fiduciary or other capacity, is required for the consummation by Avalon of the Acquisition or the other transactions contemplated hereby.

4.3.2 Except as set forth in Section 4.3.2 of the Avalon Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the Acquisition and the other transactions contemplated hereby and compliance by Avalon with any of the provisions hereof do not and will not: (i) subject to obtaining the approval of the Acquisition by holders of the Avalon Common Stock and the Avalon Preferred Stock, conflict with or result in any breach or violation of any provision of the certificate of incorporation or by-laws, or other similar organizational documents, each as amended, of Avalon or any of its Subsidiaries or (ii) result in (1) a breach or violation of, a default under or an event triggering any payment, obligation or acceleration of any obligation pursuant to any Avalon Employee Benefit Plan (as defined herein) or any grant or award made under any of the foregoing, (2) a breach or violation of, a default under or an event triggering a right of termination of, a default under, or the acceleration of any obligation or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time or both) pursuant to any provision of, any agreement, lease of real or personal property, marketing agreement, contract, note, mortgage, indenture or other obligation of Avalon or any of its Subsidiaries (“Avalon Contracts”) or, subject to making all filings, notifications and disclosures and receipt of all permits, authorizations, consents and approvals referred to in clauses “a” through “d” of Section 4.3.1 or in Section 4.3.1 of the Avalon Disclosure Schedule, any law, rule, ordinance or regulation or judgment, decree, order or award to which Avalon or any of its Subsidiaries is subject or any governmental or non-governmental authorization, consent, approval, registration, franchise, license or permit under which Avalon or any of its Subsidiaries conducts any of its business, or (3) any other change in the rights or obligations of any party under any of the Avalon Contracts, except, with respect to this clause (ii), for breaches, violations, defaults, triggering events, creations of liens, pledges, security interests or other encumbrances on assets, or changes in rights or obligations which would not, singly or in the aggregate with all other such matters, have an Avalon Material Adverse Effect.

4.3.3 As of the date of execution of this Agreement, Avalon has not received any de-listing notice from Nasdaq with respect to the Avalon Common Stock.

4.4 Board Recommendation. The Board of Directors or an appropriate committee of the Board of Directors of Avalon has, by unanimous written consent, approved and adopted this Agreement, the Acquisition and the other transactions contemplated hereby. At such meeting, the Board of Directors of Avalon or board committee determined that the terms of the Acquisition are fair to the holders of Avalon Common Stock and recommended that the holders of such shares approve and adopt this Agreement, the Acquisition, the issuance of the Avalon Common Stock pursuant to this Agreement and the other transactions contemplated hereby (the “Avalon Board Recommendation”).

4.5 Stockholder Protection Rights Agreements. Other than the Confidentiality Agreement (as defined herein), there are no contracts between Avalon, on the one hand, and any member of Sen Lang’s management or directors, on the other hand, as of the date hereof that relate in any way to Sen Lang or the transactions contemplated by this Agreement. Prior to the Board of Directors of Sen Lang approving this Agreement, the Acquisition and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, Avalon, alone or together with any other person, was not at any time, or became, an “interested stockholder” thereunder or has taken any action that would cause the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL to be applicable to this Agreement, the Acquisition, or any transactions contemplated by this Agreement. Avalon is not a party to any stockholder protection rights agreement or any agreement similar thereto.

4.6 No Existing Violation, Default, Etc. None of Avalon or its Subsidiaries is in violation of (A) Applicable Law or (B) any order, decree or judgment of any Governmental Authority having jurisdiction over Avalon or any of its Subsidiaries. No event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default, exists under any Avalon Contract or any lease, permit, license or other agreement or instrument to which Avalon or any of its Subsidiaries is a party or by which any of them is bound or to which any of the properties, assets or operations of Avalon or any of its Subsidiaries is subject.

4.7 Licenses and Permits. Each of Avalon and its Subsidiaries has such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate governmental agencies and bodies (“Avalon Licenses”) as are necessary to own, lease or operate its properties and to conduct its business in the manner described in the Avalon SEC Reports and as presently conducted and all such Avalon Licenses are valid and in full force and effect, other than any failure to have any such Avalon License or any failure of any such Avalon License to be valid and in full force and effect as would not, singly or in the aggregate with all such other failures, have an Avalon Material Adverse Effect. Avalon or one or more of its Subsidiaries are participants in the Medicaid program in the states listed in Section 4.7 of the Avalon Disclosure Schedule. Each of Avalon and its Subsidiaries is and, within the period of all applicable statutes of limitations, has been in compliance with its obligations under such Avalon Licenses and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such Avalon Licenses, other than any such failure to be in compliance with such obligations or any such revocation or termination as would not, singly or in the aggregate with all such other failures, revocations or terminations, have an Avalon Material Adverse Effect. Avalon has no knowledge of any facts or circumstances that could reasonably be expected to result in an inability of Avalon or any of its Subsidiaries to renew any material Avalon License. Subject to making all filings, notifications and disclosures and receipt of all permits, authorizations, consents and approvals referred to in Section 4.3.1 of the Avalon Disclosure Schedule, neither the execution and delivery by Avalon of this Agreement nor the consummation of any of the transactions contemplated herein will result in any revocation or termination of any material Avalon License.

4.8 Proxy Statement. None of the information supplied or to be supplied by Avalon for inclusion in, and none of the information regarding Avalon and its Subsidiaries incorporated by reference in, the Proxy Statement, including all amendments and supplements thereto, shall, on the date or dates the Proxy Statement is first mailed to stockholders of Avalon and the Sen Lang Shareholders and on the date or dates of the Avalon Annual Meeting and the Sen Lang Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be.

4.9 Finders or Brokers; Compensation Arrangements. Except as provided in Section 4.9 of the Avalon Disclosure Schedule, neither Avalon nor any Subsidiary of Avalon has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned in whole or part upon consummation of the Acquisition.

4.10 SEC Reports. Avalon has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2020 (the “Avalon Audit Date”) (including Avalon’s Annual Report on Form 10-K for the year ended December 31, 2020 and Avalon’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and all certifications and statements required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. §1350 (Section 906 of SOX) with respect to any Annual Reports or Proxy Statements), pursuant to the federal securities laws and the SEC’s rules and regulations thereunder, and SOX and all rules and regulations thereunder (collectively, and together with all forms, reports and documents filed by Avalon with the SEC after December 31, 2020, including any amendments thereto, the “Avalon SEC Reports”). Avalon SEC Reports were or will, as applicable, be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. As of their respective dates, none of Avalon SEC Reports, including any financial statements or schedules included therein, contained or will contain, as applicable, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or are made, as applicable, made, not misleading. No Subsidiary of Avalon is or has been required to file any form, report, registration statement or other document with the SEC.

4.11 Disclosure Controls and Procedures. Avalon maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such controls and procedures are effective to ensure that all material information concerning Avalon and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Avalon’s filings with the SEC and other public disclosure documents. As used in this Section 4.11, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied otherwise made available to the SEC.

4.12 Financial Statements. The consolidated balance sheets and the related consolidated statements of income and cash flows (including the related notes thereto) of Avalon included in Avalon SEC Reports, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly in all material respects, the consolidated financial position of Avalon and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to notes and normal year-end adjustments that were not material in amount or effect).

4.13 SOX Certifications. The Chief Executive Officer and the Chief Financial Officer of Avalon have signed, and Avalon has furnished to the SEC, all certifications required by Sections 302 and 906 of SOX. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn. Neither Avalon nor any of it officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

4.14 Undisclosed Liabilities. Except (i) as reflected in Avalon’s unaudited consolidated balance sheet at March 31, 2021 or liabilities described in any notes thereto, (ii) for liabilities incurred in the ordinary course of business since March 31, 2021 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, or (iii) performance obligations under contracts required in accordance with their terms, or performance obligations, to the extent required under Applicable Law, in each case to the extent arising after the date hereof, neither Avalon nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) and which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

4.15 Off-Balance Sheet Arrangements. Avalon and its Subsidiaries have not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the SEC) since Avalon Audit Date. Avalon has delivered or made available to Sen Lang copies of the documentation creating or governing all such all securitization transactions and off-balance sheet arrangements.

4.16 Loans to Executives and Directors. Avalon has not, since the effective date of SOX, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Avalon in violation of SOX. Avalon has not made any loan or extension of credit to which the second sentence of Section 13(k)(I) of the Exchange Act applies.

4.17 Independent Auditors. Marcum LLP serves as Avalon’s independent registered public accounting firm and to Avalon’s knowledge, there are no relationships or services, or any other factors that may affect the objectivity and independence of Marcum LLP under applicable auditing standards. Marcum LLP has not performed any non-audit services for Avalon and its Subsidiaries since the Avalon Audit Date, which, in any such case, were required to be disclosed in Avalon SEC Reports and were not so disclosed.

4.18 Absence of Changes or Events. Except for (a) matters publicly disclosed by Avalon prior to the date hereof in Avalon SEC Reports filed prior to the date hereof, (b) matters disclosed in Section 4.18 of the Avalon Disclosure Schedule and (c) matters disclosed in Section 4.21 of the Avalon Disclosure Schedule:

4.18.1 Since December 31, 2019, other than in the ordinary course of business consistent with past practice or as disclosed in the Avalon SEC Reports : (i) Avalon and its Subsidiaries have conducted their business in the ordinary course and have not entered into any material oral or written agreement or other material transaction that is not in the ordinary course of business (other than this Agreement) or that could reasonably be expected to result in an Avalon Material Adverse Effect; (ii) neither Avalon nor any of its Subsidiaries have sustained any material loss or interference with their business or properties from fire, flood, windstorm, accident, strike or other calamity (whether or not covered by insurance); (iii) there has been no material change in the indebtedness of Avalon and its Subsidiaries, no change in the capital stock of Avalon and no dividend or distribution of any kind declared, paid or made by Avalon on any class of its capital stock; (iv) there has been no event or condition which has caused an Avalon Material Adverse Effect, nor any development, occurrence or state of facts or circumstances known to Avalon that could, singly or in the aggregate, reasonably be expected to result in an Avalon Material Adverse Effect; and (v) there has been no material change by Avalon in its accounting principles, practices or methods.

4.18.2 Since December 31, 2019, other than in the ordinary course of business consistent with past practice or as disclosed in the Avalon SEC Reports, there has not been any increase in the compensation or other benefits payable, or which could become payable, by Avalon, to its officers or key employees, or any amendment of any of the Avalon Employee Benefit Plans.

4.19 Capitalization.

4.19.1 Subject to Section 4.19.1 of the Avalon Disclosure Schedule, the authorized capital stock of Avalon consists solely of 490,000 shares of Avalon Common Stock, and 10,000 shares of preferred stock, without par value (the “Avalon Preferred Stock”). As of March 31, 2021, there were 84,425,564 shares of Avalon Common Stock and zero (0) shares of Avalon Preferred Stock outstanding. Except for the foregoing and as disclosed in the Avalon SEC Reports, there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Avalon to issue, transfer or sell any shares of capital stock of Avalon or any other securities convertible into or evidencing the right to subscribe for any such shares. There are no outstanding stock appreciation rights with respect to the capital stock of Avalon. As of the date hereof, except for (a) stock options issuable pursuant to stock option plans adopted or assumed by Avalon, (b) shares of Avalon Common Stock issuable pursuant to other Avalon Employee Benefit Plans disclosed in Avalon SEC Reports, (c) securities issuable in connection with business combinations disclosed in Avalon SEC Reports and (d) matters described in Section 4.19.1 of the Avalon Disclosure Schedule, Avalon is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Avalon Common Stock or Avalon Preferred Stock or any other equity securities of Avalon or any securities representing the right to purchase or otherwise receive any shares of Avalon Common Stock or Avalon Preferred Stock or any other equity securities of Avalon.

4.19.2 Except as set forth in Section 4.19.2 of the Avalon Disclosure Schedule, there are no (i) obligations, contingent or otherwise, of Avalon or its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Avalon Common Stock or provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other person, or (ii) agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings (or any component thereof), or calculated in accordance therewith, of Avalon or any of its Subsidiaries. There are no voting trusts, proxies or other agreements or understandings to which Avalon is a party or by which Avalon is bound with respect to the voting of any shares of capital stock of Avalon.

4.19.3 Avalon has delivered or made available to Sen Lang complete and correct copies of each stock option plan adopted or assumed by Avalon as of the date hereof.

4.19.4 Each outstanding share of Avalon Common Stock and Avalon Preferred Stock is, and all shares of Avalon Common Stock to be issued in connection with the transactions contemplated hereby will be, duly authorized and validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and each outstanding share of Avalon Common Stock and Avalon Preferred Stock has not been, and all shares of Avalon Common Stock to be issued in connection with the transactions contemplated hereby will not be, subject to or issued in violation of any preemptive or similar rights.

4.20 Capital Stock of Subsidiaries. The only direct or indirect Subsidiaries of Avalon are those listed in Section 4.20 of the Avalon Disclosure Schedule. Avalon is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock of each of its Subsidiaries, there are no proxies with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Avalon or any of such Subsidiaries to issue, transfer or sell any shares of capital stock of any of such Subsidiaries or any other securities convertible into or evidencing the right to subscribe for any such shares. All of such shares so beneficially owned by Avalon are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by Avalon, directly or indirectly, free and clear of any claim, lien or encumbrance of any kind with respect thereto. Except as set forth in Section 4.20 of the Avalon Disclosure Schedule, Avalon does not directly or indirectly own any interest in any corporation, partnership, limited liability company, joint venture or other business association or entity.

4.21 Litigation. Except as set forth in Section 4.21 of the Avalon Disclosure Schedule or in the Avalon SEC Reports, as of the date hereof there are no material pending Actions or, to the knowledge of Avalon, investigations by, against or affecting Avalon, any of its Subsidiaries or any of their properties, assets or operations, or with respect to which Avalon or any of its Subsidiaries is responsible by way of indemnity or otherwise. Except as set forth in Section 4.21 of the Avalon Disclosure Schedule or the Avalon SEC Reports: (i) no material pending or, to the knowledge of Avalon, threatened Actions or investigations by, against or affecting Avalon, any of its Subsidiaries or any of their properties, assets or operations, or with respect to which they are responsible by way of indemnity or otherwise, whether or not disclosed in such Avalon SEC Reports, would, singly or in the aggregate with all such other Actions or investigations, reasonably be expected to have an Avalon Material Adverse Effect; and (ii) to the knowledge of Avalon, there are no material Actions or investigations and there is no reasonable basis, to the knowledge of Avalon, for any Action or investigation, whether or not threatened or contemplated.

4.22 Insurance. Avalon and its Subsidiaries have insurance policies and fidelity bonds covering it and its Subsidiaries’ assets, business, equipment, properties, operations, employees, officers and directors which Avalon reasonably and in good faith believes are adequate to conduct the business of Avalon and its Subsidiaries. All premiums due and payable under all such policies and bonds have been paid, and Avalon is otherwise in full compliance with the terms and conditions of all such policies and bonds, except where the failure to have made payment or to be in full compliance would not, individually or in the aggregate with all such other failures, have an Avalon Material Adverse Effect. Avalon reasonably believes that the reserves established by Avalon and its Subsidiaries in respect of all matters as to which Avalon or any of its Subsidiaries self-insures or carries retention and/or deductibles, including workers’ medical coverage and workers’ compensation, are adequate and appropriate, and Avalon is not aware of any facts or circumstances existing as of the date hereof that would reasonably be expected to cause such reserves to be materially inadequate or inappropriate.

4.23 Title to and Condition of Properties. Avalon and its Subsidiaries have good title to all of the real property and personal property reflected on Avalon’s December 31, 2020 unaudited consolidated balance sheet contained in Avalon’s Quarterly Report on Form 10-K for the year ended December 31, 2020 filed with the SEC (the “Avalon Balance Sheet”), except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice and except for defects of title which are not material to Avalon and its Subsidiaries taken as a whole. Neither Avalon nor any of its Subsidiaries owns any material real property. No real or tangible personal property owned or leased by Avalon or any of its Subsidiaries is subject to claims, liens or other Encumbrances of any kind or character, including mortgages, pledges, liens, conditional sale agreements, charges, security interests, easements, restrictive covenants, rights of way or options, except for (i) Encumbrances for Taxes not yet delinquent or which are being contested in good faith by appropriate Action and in respect of which Avalon or its appropriate Subsidiary has set aside on its books adequate reserves in accordance with generally accepted accounting principles; (ii) mechanics’, carriers’, workers’, repairers’, materialmen’s, landlords’ and other similar statutory or common law liens incurred in the ordinary course of business for obligations not yet delinquent or the validity of which is being contested in good faith by appropriate Actions and in respect of which Avalon or its appropriate Subsidiary has set aside on its books adequate reserves in accordance with generally accepted accounting principles; (iii) in the case of real property, easements, rights of way, restrictions, minor defects or irregularities in title that do not individually or in the aggregate have a material adverse effect on the value or use of the real property encumbered thereby as currently used in the operation of the business of Avalon or its Subsidiaries; (iv) those which would not materially interfere with the conduct of the business of Avalon and its Subsidiaries (the encumbrances described in clauses (i) through (iv) of this sentence, collectively, the “Avalon Permitted Encumbrances”); (v) those securing liabilities reflected in the Avalon Balance Sheet; or (vi) those described in Section 4.23 of the Avalon Disclosure Schedule.

4.24 Leases. There have been delivered or made available to Sen Lang true and complete copies of each lease pursuant to which Real Property or personal property is held under lease by Avalon or any of its Subsidiaries (limited, in the case of personal property, to leases pursuant to which annual rentals are reasonably expected to be at least $100,000 per year), and true and complete copies of each lease pursuant to which Avalon or any of its Subsidiaries leases real or personal property to others (limited in the case of personal property, to leases pursuant to which annual rentals are reasonably expected to be at least $100,000 per year). Section 4.24 of the Avalon Disclosure Schedule sets forth a true and complete list of all such leases, and such leases are the only leases that are material to the business conducted by Avalon and its Subsidiaries taken as a whole. All of the leases so listed (i) are, in all material respects, valid and subsisting and in full force and effect with respect to Avalon and its Subsidiaries, as the case may be, and, to Avalon’s knowledge, with respect to any other party thereto and (ii) were entered into as a result of bona fide arm’s length negotiations with the other party or parties thereto. Avalon or its Subsidiaries, as the case may be, have valid leasehold interests in all properties leased thereunder free and clear of all material liens and encumbrances other than Avalon Permitted Encumbrances. The real properties leased by Avalon and its Subsidiaries are, in all material respects, in good operating order and condition, subject to ordinary wear and tear. To Avalon’s knowledge, there are no material structural, mechanical or other defects in any improvements located on such real properties.

4.25 Contracts and Commitments. Except as set forth in Section 4.25 of the Avalon Disclosure Schedule or as set forth as an exhibit in an Avalon SEC Report filed since December 31, 2019, neither Avalon nor any of its Subsidiaries is a party to any existing contract, obligation or commitment of any type in any of the following categories:

4.25.1 contracts for the purchase by Avalon or any of its Subsidiaries of medicines, materials, supplies or equipment which are not cancelable upon ninety (90) days’ or less notice and which either (i) have not been entered into in the ordinary course of business and consistent with past practice or (ii) provide for purchase prices substantially greater than those presently prevailing for such materials, supplies or equipment, or (iii) contracts obligating Avalon or its Subsidiaries to make capital expenditures in excess of $50,000;

4.25.2 contracts under which Avalon or any of its Subsidiaries has, except by way of endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past practice, become absolutely or contingently or otherwise liable for (i) the performance of any other person, firm or corporation under a contract, or (ii) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation;

4.25.3 powers of attorney outstanding from Avalon or any of its Subsidiaries other than as issued in the ordinary course of business and consistent with past practice with respect to customs, insurance, patent, trademark or tax matters, or to agents for service of process;

4.25.4 contracts under which any amount payable by Avalon or any of its Subsidiaries is dependent upon, or calculated in accordance with, the revenues or earnings (or any component thereof of Avalon or any of its Subsidiaries;

4.25.5 contracts with any director, officer, employee or affiliate of Avalon or any of its Subsidiaries other than in such person’s capacity as a director, officer or employee of Avalon or any of its Subsidiaries;

4.25.6 contracts which limit or restrict where Avalon or any of its Subsidiaries may conduct its business or the type or line of business in which Avalon or any of its Subsidiaries may engage;

4.25.7 contracts with any party for the loan of money or availability of credit to or from Avalon or any of its Subsidiaries (except credit extended by Avalon or any of its Subsidiaries to its customers in the ordinary course of business and consistent with past practice);

4.25.8 any material hedging, option, derivative or other similar transaction; or

4.25.9 contracts pursuant to which Avalon or any of its Subsidiaries (a) grants any Person any exclusive license, exclusive option or other exclusive right with respect to any Avalon Intellectual Property, (b) grants any Person any license, option or other right with respect to any Avalon Intellectual Property that is material to the business of Avalon and its Subsidiaries or (c) is granted any license, option or other right with respect to any Avalon Intellectual Property that is material to the business of Avalon and its Subsidiaries.

True and complete copies of all contracts, obligations and commitments listed in Section 4.25 of the Avalon Disclosure Schedule have been delivered or made available to Sen Lang. None of Avalon or its Subsidiaries or, to the knowledge of Avalon, any other party is in breach of or default under any of the contracts, obligations and commitments listed in Section 4.25 of the Avalon Disclosure Schedule or under any other Avalon Contracts (and, to the knowledge of Avalon, no facts or circumstances exist which could reasonably support the assertion of any such breach or default) except for breaches and defaults which would not, singly or in the aggregate with all other such breaches, have an Avalon Material Adverse Effect.

4.26 Employees; Labor Matters. Except as set forth in Section 4.26 of the Avalon Disclosure Schedule, neither Avalon nor any Subsidiary thereof is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by Avalon or any Subsidiary thereof. Since December 31, 2019, there has not occurred or been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of Avalon or any Subsidiary thereof. Except as set forth in Section 4.26 of the Avalon Disclosure Schedule, there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or threatened with respect to any employee of Avalon or any Subsidiary thereof. Each of Avalon and its Subsidiaries has complied with Applicable Law pertaining to the employment or termination of employment of their respective employees, including Applicable Law relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities, except for any failure so to comply that, individually and in the aggregate, could not result in any material liability or obligation on the part of Avalon or any of its Subsidiaries.

4.27 Put Rights. Except as described in Section 4.27 of the Avalon Disclosure Schedule, neither the execution and delivery by Avalon of this Agreement nor the consummation of the Acquisition or any other transaction contemplated hereby gives rise to any obligation of Avalon or any of its Subsidiaries to, or any right of any holder of any security of Avalon or any of its Subsidiaries to require Avalon to, purchase, offer to purchase, redeem or otherwise prepay or repay any such security, or deposit any funds to effect the same.

4.28 Employment and Labor Contracts. Except as set forth in Section 4.28 of the Avalon Disclosure Schedule, neither Avalon nor any of its Subsidiaries is a party to any employment, management services, consultation or other contract or agreement with any past or present officer, director or employee or, to the knowledge of Avalon, any entity affiliated with any past or present officer, director or employee, other than the agreements executed by employees generally, the forms of which have been provided to Sen Lang.

4.29 Intellectual Property Rights. Avalon or its Subsidiaries own or have the right to use all Avalon Intellectual Property Rights (as defined herein) necessary to the conduct of their respective businesses. Subject to obtaining any associated consents with respect to agreements or licenses listed in Section 4.29 of the Avalon Disclosure Schedule, each Avalon Intellectual Property Right owned or used by Avalon or any of its Subsidiaries immediately prior to the Closing will be owned or available for use by Avalon or its Subsidiaries on substantially the same terms and conditions immediately subsequent to the Closing. Section 4.29 of the Avalon Disclosure Schedule contains a list of all patents, trade names, registered copyrights, trademarks and service marks, mask works and applications for the foregoing owned by Avalon or its Subsidiaries. Except as set forth in Section 4.29 of the Avalon Disclosure Schedule, (i) Avalon and/or its Subsidiaries have sole and exclusive ownership of, and valid and unencumbered (except for Avalon Permitted Encumbrances) title to, the Avalon Intellectual Property Rights set forth in such Section 4.29 and, to Avalon’s knowledge, such title has not been challenged (pending or threatened) by others except for the encumbrances listed therein; (ii) there have been no claims or assertions made by others that Avalon or its Subsidiaries has infringed or misappropriated any Intellectual Property Rights of others by the development, manufacture or sale of products, the rendering of services or any other activity since December 31, 2016; (iii) to the knowledge of Avalon, there has been no such infringement or misappropriation by Avalon or any of its Subsidiaries since December 31, 2019; (iv) Avalon has no knowledge of any infringement or misappropriation of Avalon Intellectual Property Rights of Avalon or any of its Subsidiaries by others; and (v) all Avalon Intellectual Property Rights owned by Avalon or its Subsidiaries are in good standing with the registration authority therefore, if any, and, to the extent recorded on the public record, are recorded in the name of Avalon or its Subsidiaries. True and complete copies of all material listed in Section 4.29 of the Avalon Disclosure Schedule have been delivered or made available to Sen Lang.

4.30 Taxes.

4.30.1 Except as set forth in Section 4.30.1 in the Avalon Disclosure Schedule, (i) all Returns required to be filed by, or with respect to any activities or assets of, each of Avalon and its Subsidiaries have been duly and timely filed and are correct and complete in all material respects, and (ii) all Taxes shown as owing on such Returns have been paid.

4.30.2 Except as set forth in Section 4.30.2 of the Avalon Disclosure Schedule, none of Avalon nor any of its Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

4.30.3 Except as set forth in Section 4.30.3 of the Avalon Disclosure Schedule, none of Avalon nor any of its Subsidiaries are a party to any Tax allocation or sharing agreement.

4.30.4 Section 4.30.4 of the Avalon Disclosure Schedule lists all Income Tax Returns that have been filed with respect to each of Avalon and its Subsidiaries for taxable periods ended on or after December 31, 2018 and that have not yet been audited or are currently the subject of audit.

4.30.5 Except as set forth in Section 4.30.5 of the Avalon Disclosure Schedule, none of Avalon or its Subsidiaries (i) is a party to or bound by or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement or (ii) is or has been a member of any group of companies filing a consolidated, combined or unitary Income Tax Return.

4.31 Employee Benefit Plans.

4.31.1 Except as set forth in Section 4.31 of the Avalon Disclosure Schedule, with respect to any employee or former employee of Avalon or any Subsidiary thereof, none of Avalon or any Subsidiary thereof, or any affiliated company presently maintains, contributes to or has any liability under: (i) any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, cafeteria, medical expense reimbursement, dependent care, stock option, stock purchase, stock appreciation rights, deferred compensation, consulting, severance pay or termination pay, vacation pay, welfare or other employee benefit or fringe benefit plan, program or arrangement; or (ii) any plan, program or arrangement which is an employee pension benefit plan, or an “employee welfare benefit plan” as defined under relevant laws. Each plan, program and arrangement set forth in Section 4.31 of the Avalon Disclosure Schedule is herein referred to as a “Avalon Employee Benefit Plan.” The term “affiliated company” means any organization that would be aggregated with any of Avalon or any Subsidiary thereof under Section 414(b), (c), (m) or (o) of the Code.

4.31.2 There is no pending or threatened legal Action or investigation against or involving any Avalon Employee Benefit Plan (other than routine claims for benefits) and there is no basis for any facts which could give rise to any such Action or investigation.

4.31.3 None of Avalon or any Subsidiary thereof nor any of its Affiliates is a party to any employment agreement, whether written or oral, or agreement with change in control or similar provisions, or a collective bargaining agreement or contract with any labor union relating to any employees or former employees of Avalon or any Subsidiary thereof.

4.32 Environmental Matters.

4.32.1 Each of Avalon and its Subsidiaries has complied and is in compliance in all material respects with all applicable Environmental Laws pertaining to any of the properties and assets of Avalon and its Subsidiaries (including all real property owned by Avalon or any of its Subsidiaries, together with all structures, facilities, improvements, fixtures, systems, equipment and items of property presently or hereafter located thereon or attached or appurtenant thereto or owned by Avalon or any of its Subsidiaries and located on real property leased by Avalon or any of its Subsidiaries, and all easements, licenses, rights and appurtenances relating to the foregoing (collectively the “Avalon Real Property”)) and the use and ownership thereof, and to the operation of their respective businesses. No material violation by Avalon or any of its Subsidiaries is being alleged of any applicable Environmental Law relating to any of the properties and assets of Avalon or any of its Subsidiaries including (the Avalon Real Property) or the use or ownership thereof, or to the operation of their respective businesses.

4.32.2 None of Avalon or its Subsidiaries or any other Person (including any tenant or subtenant) has caused or taken any action that will result in, nor is Avalon or any Subsidiary thereof subject to, any material liability or obligation on the part of Avalon or any Subsidiary thereof or any of its Affiliates, relating to (x) the environmental conditions on, under, or about the Avalon Real Property or other properties or assets owned, leased, operated or used by Avalon or any of its Subsidiaries or any predecessor thereto at the present time or in the past, including the air, soil and groundwater conditions at such properties or (y) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Materials (as defined herein).

4.32.2.1 Avalon has disclosed and made available to the Sen Lang all information, including all studies, analyses and test results, in the possession, custody or control of or otherwise known to Avalon relating to (x) the environmental conditions on, under or about the Real Property or other properties or assets owned, leased, operated or used by Avalon or any of its Subsidiaries any predecessor in interest thereto at the present time or in the past, and (y) any Hazardous Materials used, managed, handled, transported, treated, generated, stored or Released by Avalon or any of its Subsidiaries or any other Person on, under, about or from any of the Avalon Real Property, or otherwise in connection with the use or operation of any of the properties and assets of Avalon or any of its Subsidiaries or their respective businesses.

ARTICLE V.

COVENANTS OF THE PARTIES

5.1 Access and Information.

5.1.1 Prior to the Closing, Avalon shall be entitled to make or cause to be made such investigation of the Sen Lang Parties, the Acquired Companies, and the financial and legal condition thereof, as Avalon deems necessary or advisable, and Sen Lang shall cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, Sen Lang shall (a) permit Avalon and its agents and representatives or cause them to be permitted to have full and complete access to the premises, operating systems, computer systems (hardware and software) and books and records of the Acquired Companies upon reasonable notice during regular business hours, (b) furnish or cause to be furnished to Avalon such financial and operating data, projections, forecasts, business plans, strategic plans and other data relating to the Acquired Companies and their businesses as Avalon shall request from time to time, and (c) cause its accountants to furnish to Avalon and its accountants access to all work papers relating to any of the periods covered by financial statements provided by the Acquired Companies to Avalon hereunder.

5.1.2 Prior to the Closing, and except for disclosures which would cause Avalon or any of its Subsidiaries to waive the attorney-client privilege or otherwise violate Applicable Law or any material confidentiality agreement, Avalon shall provide complete and accurate information to the Sen Lang Representative and its representatives in response to reasonable requests for information made in order to enable the Sen Lang Representative to confirm the accuracy of the representations set forth in ARTICLE IV (including the continuing accuracy of those representations which are not made as of a particular date) and the fulfillment of the covenants of this ARTICLE V and the closing conditions in Sections 6.1 and 6.3.

5.1.3 Prior to the Closing, no Party shall use any information provided to it in confidence by another Party for any purposes unrelated to this Agreement. Except with respect to publicly available documents, in the event that this Agreement is terminated, (a) Avalon will return to the Sen Lang Representative all documents obtained by it from the Acquired Companies in confidence and any copies thereof in the possession of Avalon or its agents and representatives or, at the option of Avalon, Avalon shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to the Sen Lang Representative and (b) the Sen Lang Owners will return to Avalon all documents obtained by it from Avalon and its Subsidiaries in confidence and any copies thereof in the possession of any Acquired Company or their agents and representatives or, at the option of the Sen Lang Representative, the Sen Lang Owners shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to Avalon. No investigation by any Party heretofore or hereafter made shall modify or otherwise affect the conditions to the obligation of such Party to consummate the transactions contemplated hereby.

5.2 Sen Lang’s Affirmative Covenants. Prior to the Closing, except as otherwise expressly provided herein, the Sen Lang Parties shall (and the Sen Lang Parties shall cause each of the Acquired Companies to):

5.2.1 conduct its business only in the ordinary and regular course of business consistent with past practices;

5.2.2 conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements and with all requisite approvals granted by competent PRC authorities;

5.2.3 use commercially reasonable efforts to keep in full force and effect its corporate existence and all material rights, franchises, the Sen Lang Intellectual Property Rights and goodwill relating or pertaining to its businesses;

5.2.4 endeavor to retain its employees and preserve its present relationships with customers, suppliers, contractors, distributors and employees, and continue to compensate its employees consistent with past practices;

5.2.5 maintain its other assets in customary repair, order and condition and maintain insurance reasonably comparable to that in effect on the date of this Agreement;

5.2.6 maintain its books, accounts and records in accordance with generally accepted accounting principles;

5.2.7 use commercially reasonable efforts to obtain all authorizations, consents, waivers, approvals or other actions and to make all filings and applications necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to Avalon’s obligation to close to be satisfied; and

5.2.8 promptly notify Avalon in writing if, prior to the consummation of the Closing, to its knowledge (a) any of the representations and warranties contained in Article III cease to be accurate and complete in all material respects (except for any representation and warranty (i) which is qualified hereunder as to materiality, as to which such notification shall be given if any Acquired Company obtains knowledge that such representation and warranty is inaccurate in any respect, or (ii) that addresses matters only as of a particular date, which need only be true and correct as of such date) or (b) Sen Lang fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2.8 shall not limit or otherwise affect the remedies available hereunder to Avalon.

5.3 Avalon’s Affirmative Covenants. Prior to the Closing, except as otherwise expressly provided herein, Avalon shall (and Avalon shall cause each of its Subsidiaries to):

5.3.1 use commercially reasonable efforts to keep in full force and effect its corporate existence and all material rights, franchises, the Avalon Intellectual Property Rights and goodwill relating or obtaining to its businesses;

5.3.2 endeavor to retain its employees and preserve its present relationships with customers, suppliers, contractors, distributors and employees;

5.3.3 maintain its books, accounts and records in accordance with generally accepted accounting principles;

5.3.4 use commercially reasonable efforts to obtain all authorizations, consents, waivers, approvals or other actions and to make all filings and applications necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to Sen Lang’s obligation to close to be satisfied; and

5.3.5 promptly notify Sen Lang in writing if, prior to the consummation of the Closing, to its knowledge (a) any of the representations and warranties contained in Article IV cease to be accurate and complete in all material respects (except for any representation and warranty (i) which is qualified hereunder as to materiality, as to which such notification shall be given if Avalon or its Subsidiaries obtain knowledge that such representation and warranty is inaccurate in any respect, or (ii) that addresses matters only as of a particular date, which need only be true and correct as of such date) or (b) Avalon fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3.5 shall not limit or otherwise affect the remedies available hereunder to Sen Lang; and

5.3.6 cause the consolidated balance sheets and the related consolidated statements of income and cash flows (including the related notes thereto) of Avalon included in Avalon SEC Reports filed after the date hereof to comply, in all material respects, with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, to be prepared, in accordance with U.S. generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and to present fairly, in all material respects, the consolidated financial position of Avalon and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to notes and normal year-end adjustments that are not reasonably expected to be, material in amount or effect).

5.4 Sen Lang’s Negative Covenants. Prior to the Closing, without the prior written consent of Avalon or as otherwise expressly provided herein, the Sen Lang Parties will not, and the Sen Lang Parties will cause each Acquired Company not to:

5.4.1 take any action or omit to take any action which would result in any Acquired Company (a) incurring any trade accounts payable outside of the ordinary course of Business or making any commitment to purchase quantities of any item of inventory in excess of quantities normally purchased in the ordinary course of business; (b) increasing any of its indebtedness for borrowed money except in the ordinary course of business; (c) guaranteeing the obligations of any entity other than an Acquired Company, (d) making any purchases of pharmaceuticals other than from the manufacturers thereof or wholesalers or other distributors authorized by such manufacturers to distribute their products; (e) merging or consolidating with, purchasing substantially all of the assets of, or otherwise acquiring any business or any proprietorship, firm, association, limited liability company, corporation or other business organization; (f) increasing or decreasing the rate or type of compensation payable to any officer, director, employee or consultant of any Acquired Company (other than regularly scheduled increases in base salary and annual bonuses consistent with prior practice); (g) entering into or amending any collective bargaining agreement, or creating or modifying any pension or profit-sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or any other employee benefit plan, or increasing the level of benefits under any such plan, or extending the exercisability of any outstanding stock option or increasing or decreasing any severance or termination pay benefit or any other fringe benefit; (h) making any representation to anyone indicating any intention of Avalon or its Subsidiaries to retain, institute, or provide any employee benefit plans; (i) declaring or paying any dividend or making any distribution with respect to, or purchasing or redeeming, shares of the capital stock of any Acquired Company; (j) selling, licensing or disposing of any assets otherwise than in the ordinary course of business of the Acquired Companies; (k) making any capital expenditures other than in the ordinary course of business consistent with past practices and in no event in excess of $50,000 in the aggregate; (l) issuing any shares of the capital stock of any kind of any Acquired Company, transferring from the treasury of any Acquired Company any shares of the capital stock of any Acquired Company or issuing or granting any subscriptions, options, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating any Acquired Company to issue, or to transfer from treasury, any shares of capital stock of any class or kind, or securities convertible into any such shares; (m) modifying, amending or terminating any material Sen Lang Contract other than in the ordinary course of business that is consistent with past practices; or (n) entering into any other transaction outside of the ordinary course of business;

5.4.2 change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by generally accepted accounting principles as advised by Sen Lang’s regular independent accountants;

5.4.3 make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement, request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than in connection with any extension of time to file any Tax Return), or adopt or change any accounting method in respect of Taxes;

5.4.4 take any action that would likely result in the representations and warranties set forth in Article III (other than representations made as of a particular date) becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

5.4.5 incur or create any encumbrances, liens, pledges or security interests on assets other than Sen Lang Permitted Encumbrances;

5.4.6 except as contemplated herein, take any action or omit to take any action which would materially interfere with Avalon’s rights to compel performance of each of the obligations of Sen Lang under this Agreement;

5.4.7 take or omit to be taken any action, or permit any of its affiliates to take or to omit to take any action, which would reasonably be expected to result in a Sen Lang Material Adverse Effect; or

5.4.8 agree or commit to take any action precluded by this Section 5.4.

5.5 Avalon’s Negative Covenants. Prior to the Closing, without the prior written consent of Sen Lang or as otherwise expressly provided herein, Avalon will not and Avalon will cause its Subsidiaries not to:

5.5.1 change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by generally accepted accounting principles as advised by Avalon’s regular independent accountants;

5.5.2 take any action that would likely result in the representations and warranties set forth in ARTICLE IV (other than representations made as of a particular date) becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

5.5.3 except as contemplated herein, take any action or omit to take any action which would materially interfere with Sen Lang’s rights to compel performance of each of the obligations of Avalon under this Agreement;

5.5.4 take or omit to be taken any action, or permit any of its affiliates to take or to omit to take any action, which would reasonably be expected to result in an Avalon Material Adverse Effect;

5.5.5 amend Avalon’s certificate of incorporation or by-laws, each as amended, in any material manner that does not generally apply to all of Avalon’s stockholders; or

5.5.6 agree or commit to take any action precluded by this Section 5.5.

Notwithstanding any provision to the contrary contained in this Agreement, (i) in no event shall Avalon be prohibited from merging or consolidating with, purchasing substantially all of the assets of, or otherwise acquiring, and Avalon is expressly permitted to, merge or consolidate with, purchase substantially all of the assets of, or otherwise acquire, any business or any proprietorship, firm, association, limited liability company, corporation or other business organization; (ii) in no event shall Avalon be prohibited from effecting, and Avalon is expressly permitted to effect, a stock split, reclassification, combination or other change with respect to shares of Avalon Common Stock; provided, that the Exchange Stocks of each Sen Lang Shareholder set forth on Exhibit A hereto shall be adjusted to reflect any such stock split, reclassification, combination or other change; and (iii) in no event shall Avalon be prohibited from cancelling any and all outstanding out-of-the-money options and/or warrants to purchase shares of Avalon Common Stock and issuing to the holders of such cancelled options and/or warrants, options and/or warrants purchase shares of the Avalon Common Stock on the same terms at an exercise price equal to the per share closing price of the Avalon Common Stock reported on Nasdaq on the date of such issuance, and Avalon is expressly permitted to cancel and issue any such options and/or warrants.

5.6 Exclusive Dealing. The Sen Lang Parties will not, and will direct their Affiliates and Representatives not to, (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any assets (excluding sales of inventory in the ordinary course of business), of the Acquired Companies (including any acquisition structured as a merger, consolidation, or share exchange), (ii) enter into or renew any distribution agreement related to the business of the Acquired Companies or (iii) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any Person, any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Acquired Companies immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Sen Lang Representative shall notify Avalon promptly, but in any event within twenty-four (24) hours, if any Person makes any such proposal or offer. No Acquired Company shall release any Person from, or waive any provision of, any confidentiality agreement to which any Acquired Company is a party, without the prior written consent of Avalon.

5.7 Closing Documents. The Sen Lang Parties shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to Avalon the documents or instruments described in Section 6.2. Avalon shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to the Sen Lang Representative the documents or instruments described in Section 6.3.

5.8 Further Actions. Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable in light of the circumstances, the Acquisition and the other transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings, (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Acquisition that are necessary to consummate the Acquisition and the transactions contemplated by this Agreement or required to prevent an Avalon Material Adverse Effect or a Sen Lang Material Adverse Effect from occurring prior to or after the Closing, (C) the preparation of the Proxy Statement and the mailing of the Proxy Statement to the stockholders of Avalon and the Sen Lang Shareholders, (D) if necessary as a result of the circumstances, the amendment of the Proxy Statement as required by law and (E) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

5.9 Public Announcements. Unless otherwise required by Applicable Law or requirements of Nasdaq (and in that event only if time does not permit), the Parties (including, at and after the Closing, the Surviving Company) each agree to (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other Party for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), unless (and only to the extent) required by Applicable Law. Notwithstanding the foregoing, Avalon may disclose the subject matter of this Agreement to current and potential equityholders or investors.

5.10 Stockholders’ Meetings.

5.10.1 Avalon Annual Meeting. Subject to Article VII, Avalon shall take all action in accordance with the federal securities law, the DGCL, the applicable rules of Nasdaq, Avalon’s certificate of incorporation, as amended, and Avalon’s by-laws, as amended, necessary to convene the Avalon Annual Meeting to be held on the earliest practical date as reasonably determined by Avalon in light of the circumstances, and to obtain the consent and approval of Avalon’s stockholders with respect to the issuance of the Common Exchange Shares pursuant to the Acquisition, including (in the absence of conditions that would justify the termination of this Agreement) recommending such approval to Avalon’s stockholders.

5.10.2 Sen Lang Special Meeting. Subject to Article VII, the Sen Lang Parties shall take all action in accordance with the federal securities laws, BVI Law, Sen Lang’s certificate of incorporation, as amended, and Sen Lang’s by-laws, as amended, necessary to convene the Sen Lang Special Meeting to be held on the earliest practical date as reasonably determined by Avalon in light of the circumstances, and to obtain the consent and approval of the Sen Lang Shareholders with respect to this Agreement and the transactions contemplated hereby, including (in the absence of conditions that would justify the termination of this Agreement) recommending such approval to the Sen Lang Shareholders.

5.11 Preparation of the Proxy Statement.

5.11.1 Avalon and the Sen Lang Representative shall, as soon as is reasonably practicable, cooperate to prepare the Proxy Statement. Once both parties consent to the filing of the Proxy Statement with the SEC (which consent shall not be unreasonably withheld, delayed or conditioned), Avalon shall file the Proxy Statement with the SEC. If, at any time prior to the Closing, Avalon or the Sen Lang Representative shall obtain knowledge of any information contained in or omitted from the Proxy Statement that would require an amendment or supplement to the Proxy Statement, the party obtaining such knowledge will promptly so advise the other party in writing and both Sen Lang and Avalon will promptly take such action as shall be required to amend or supplement the Proxy Statement. Sen Lang shall promptly furnish to Avalon all financial and other information concerning it as may be required for the Proxy Statement and any supplements or amendments thereto. Avalon and the Sen Lang Representative shall cooperate in the preparation of the Proxy Statement in a timely fashion and shall use all reasonable efforts to clear the Proxy Statement with the Staff of the SEC. Each of Sen Lang and Avalon shall use all reasonable efforts to mail at the earliest practicable date to its stockholders the Proxy Statement, which shall include all information required under Applicable Law to be furnished to the Sen Lang Shareholders and Avalon’s stockholders in connection with the Acquisition and the transactions contemplated thereby. Avalon also shall take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified or submitting to taxation in any jurisdiction in which it is not subject to taxation) required to be taken under any applicable state securities laws in connection with the issuance of Avalon Common Stock in the Acquisition. Notwithstanding any provision herein to the contrary, the Proxy Statement shall contain the audited consolidated financial statements described in clause “a” of Section 5.13.1.

5.11.2 Notwithstanding anything contained in this Agreement to the contrary, Avalon shall not be obligated to take any action under Section 5.11.1 unless and until the following conditions shall have been met: (i) Avalon shall have received the audited financial statements of the Acquired Companies and any other financial information of the Acquired Companies required for inclusion in the Proxy Statement and (ii) Avalon shall have received pro forma financial statements approved by Sen Lang and its auditors required to be included in the Proxy Statement, under SEC rules..

5.12 Nasdaq Listing. Avalon shall use its reasonable efforts to cause the Avalon Common Stock issuable pursuant to the Acquisition to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing.

5.13 Financial Statements for a Current Report on Form 8-K.

5.13.1 At the Closing, Sen Lang shall cause Friedman LLP to deliver to Avalon an executed consent, in form and substance reasonably satisfactory to Avalon and suitable for filing by Avalon with the SEC, which consent shall authorize Avalon to file with the SEC the report delivered pursuant to Section 5.13.1.

5.13.2 Upon Avalon’s request, contemporaneous with the delivery of the consolidated financial statements described in Section 5.13.1, Sen Lang shall cause Friedman LLP to make available to Avalon and its representatives the work papers generated in connection with such accounting firm’s audit of the audited consolidated financial statements delivered pursuant to Section 5.13.1.

5.13.3 Prior to the Closing, the Acquired Companies shall cooperate with Avalon in providing to Avalon such consolidated financial statements, financial data and accountants’ reports as Avalon shall reasonably request with respect to any filing that Avalon shall make under the Securities Act or the Exchange Act.

5.14 Business of the PRC Companies. Sen Lang and each of the Sen Lang Beneficial Shareholders shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Avalon, in making sure that

(i) the business of each of the PRC Companies shall be restricted to its respective scope of business as stated in its business license and required for the carrying on of the Principal Business, and shall be carried out in accordance with the Control Documents;

(ii) each of the PRC Companies shall duly comply in all material respects with the laws applicable to such PRC Company in any jurisdiction in which such Group Company operates, is organized or licensed to do business;

(iii) each of the PRC Companies shall obtain, maintain and/or update all consents, approvals, licenses, permits or actions of, and make all filings with, in-charge government authorities or any other person needed for it to conduct its business;

(iv) each of the PRC Companies will maintain the eligibility for all the granted government finance subsidies that it is entitled to as of the Closing.

5.15 Control Documents. Sen Lang and each of the Sen Lang Beneficial Shareholders shall ensure that each party to the Control Documents fully performs its respective obligations under the Control Documents and use their best efforts to realize the business intention of the Control Documents. If the Control Documents become illegal, void or unenforceable under PRC laws after the date hereof, Sen Lang and each of the Sen Lang Beneficial Shareholders shall use their best efforts in good faith to devise a feasible alternative legal structure that gives effect as closely as possible the intentions of the parties in the Control Documents and the economic consequences thereto.

5.15.1.1 On and after the Closing, Avalon shall have the option to designate one or more corporate entities or individuals as nominee shareholder(s) (“Nominee Shareholder(s)”) of the OpCo. At Avalon’s request, the Sen Lang Beneficial Shareholders shall take all actions necessary or desirable to (i) issue and sell such equity interest as requested by Avalon for zero consideration, and (ii) enter into or revise the Control Documents in the agreed form, such that following such issuance and the entry into or revision of the Control Documents by the respective parties thereto, (A) Avalon or any of its respective Affiliates (as applicable) shall hold such percentage of equity interest in the OpCo that reflects Avalon’s control over the Acquired Companies, and (B) the PRC Subsidiary, shall continue to exercise control over the economic interest in, and the operations of, the OpCo, and the financial statements of the OpCo can be consolidated with those of the other Acquired Companies.

5.15.1.2 The Sen Lang Beneficial Shareholders agree to cooperate with Avalon with the restructuring of the Control Documents to reflect the Avalon’s ownership in the OpCo, which restructuring shall be carried out in a manner that will not result in any additional economic exposure for Avalon or its Affiliates.

5.15.1.3 In the case that the Applicable Laws allow a foreign entity to invest in the Principal Business, if so requested by Avalon, the Sen Lang Beneficial Shareholders shall use their best effects to transfer the Principal Business, together with the assets and properties related thereto, undertaken or owned by the OpCo to the PRC Subsidiary or another Subsidiary of Avalon as approved by Avalon, within a reasonable period of time designated by Avalon.

5.16 Circular 37. Each holder or beneficial owner of any equity securities of Sen Lang, including without limitations the Sen Lang Beneficial Shareholders, who is a “PRC Resident” as defined in Circular 37 and is subject to any of the registration or reporting requirements of Circular 37, shall take all necessary actions so as to comply with such reporting and/or registration requirements under Circular 37 within sixty (60) Business Days after the Closing, if they have not done so before the Closing.

5.17 Human Genetic Resources. If the competent authority challenges or prohibits the collection and use of human genetic resources by the Acquired Companies claiming that the Acquired Companies are controlled by a foreign investor, Sen Lang and each of the Sen Lang Beneficial Shareholders shall use their best efforts in good faith to devise a feasible alternative legal structure which gives effect as closely as possible the intentions of the parties and the economic consequences thereto.

5.18 PRC Tax Circular 7.

5.18.1 Each of the Parties hereby acknowledges, covenants and agrees that (i) Avalon shall have no obligation to pay any Tax in the PRC of any nature that is required by applicable PRC Tax Law to be paid by each Sen Lang Shareholder in its capacity of a Sen Lang Shareholder of the Sen Lang Shares arising in connection with the transactions contemplated hereby, and (ii) the Sen Lang Shareholders and Sen Lang Beneficial Shareholders agree to bear and pay any and all Tax of any nature that is required by applicable PRC Law to be paid by them arising in connection with the transactions contemplated hereby.

5.18.2 The Sen Lang Shareholders shall collectively engage and authorize a reputable PRC tax advisor (whose fees shall be borne by the Sen Lang Shareholders and not Avalon) to, and shall procure the PRC tax advisor to, file with the competent PRC Tax authorities all documents as required under the PRC State Taxation Administration Circular [2015] No. 7, as may be amended and supplemented, and other applicable PRC tax laws (the “PRC Tax Circular 7”) in connection with the transactions contemplated hereby within thirty (30) days after the date hereof, and shall (x) provide draft filings to Avalon for review within fifteen (15) days after the date hereof, consider in good faith any comments thereto by Avalon (any such comments shall be delivered to the Sen Lang Shareholders within ten (10) days after the receipt of the draft filings by Avalon, and permit Avalon to make a joint filing with the Sen Lang Shareholders (or to sign on the filing by the Sen Lang Shareholders) if Avalon so elects, and (y) provide Avalon with a copy of the official filing receipt issued by the competent PRC Tax authority evidencing that such Tax filings have been made in accordance with applicable Law as soon as reasonably practicable.

5.18.3 The Sen Lang Shareholders shall use their best efforts to coordinate with the competent PRC Tax authorities to complete the assessment regarding whether any Tax imposed pursuant to the PRC Tax Circular 7 in connection with the transactions contemplated hereby will be imposed on the Sen Lang Shareholders, and timely pay or cause to be timely paid such PRC Taxes due and payable in full (the “PRC Capital Gain Tax”) and obtain the tax clearance certificates therefor from the competent PRC Tax authorities (to the extent such certificates are issued) (the “Tax Clearance Certificates”).

5.18.4 The Sen Lang Shareholders covenant and agree to (A) keep Avalon informed of (i) any correspondence or communications with the competent PRC Tax authorities on these filings, (ii) the final assessment by the competent PRC Tax authorities of whether the PRC Capital Gain Tax will be imposed on the Sen Lang Shareholders, and (iii) if applicable, the final confirmation by the competent PRC Tax authorities of (x) the amount of the PRC Capital Gain Tax, and (y) the timing for payment of the PRC Capital Gain Tax, and (B) to provide Avalon with drafts and copies of any correspondence or filings in respect of the PRC Tax Circular 7 and a copy of the Tax Clearance Certificates within five (5) Business Days after obtaining the same from the competent PRC Tax authorities (to the extent such certificates are issued).

5.18.5 Notwithstanding anything in this Agreement to the contrary, (i) each Party shall cooperate with the other Party and each member of the Group Company as and to the extent reasonably requested by such other Party and such member of the Group Company in connection with the filing of any Tax returns or other tax filings or reports and in any threatened or actual proceeding with respect to Taxes, including the retention and (upon request) the provision of records, and (ii) nothing herein shall be deemed to prevent or restrict Avalon or such member of Avalon’s Group from making any Tax reporting or filing that is required or permitted to be made by Avalon or member of Avalon’s Group under applicable PRC Tax laws (including the PRC Tax Circular 7).

5.18.6 The Sen Lang Owners shall jointly and severally indemnify and hold harmless, on an after-Tax basis, Avalon forthwith on demand from and against all Taxes and all costs, expenses, demands, Liabilities, losses and damages incurred or suffered by Avalon arising or resulting from or in connection with any breach by the Sen Lang Shareholders or Sen Lang Beneficial Shareholders of any of their obligations under this Section 5.18 and the competent PRC Tax authorities not recognising in full Avalon’s actual cost of acquisition of the Sen Lang Shares as the cost basis of Avalon for the Sen Lang Shares in any future disposal of such Sen Lang Shares by Avalon.

5.19 Rule 144. The Sen Lang Owners understand and acknowledge that the Common Exchange Shares will be “restricted securities” as such term is used in Rule 144 under the Securities Act (“Rule 144”), will bear a restrictive legend restricting the transfer of such Common Exchange Shares in connection therewith for a period of six (6) months from the Closing Date and that the Common Exchange Shares will be indicated as restricted on Avalon’s shareholders’ register. The Sen Lang Owners covenant and agree to not transfer the Common Exchange Shares in violation of Rule 144. Following such six (6) month period, the Common Exchange Shares will be eligible for resale under Rule 144, subject to certain restrictions if such Person is an Affiliate of Avalon.

ARTICLE VI.

CONDITIONS

6.1 Conditions to the Obligations of Each Party. The obligations of Avalon, Sen Lang, the Sen Lang Shareholders, the Sen Lang Beneficial Shareholders, and the Sen Lang Representative to consummate the Acquisition and other transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by each Party, to the extent permitted by law) of the following conditions:

6.1.1 (i) This Agreement, the Acquisition and the other transactions contemplated hereby shall have been approved and adopted by the Sen Lang Shareholders in the manner required by Applicable Law, and (ii) the issuance of the Common Exchange Shares to be issued in the Acquisition shall have been approved by Avalon’s stockholders and Avalon in the manner required by Applicable Law and the applicable rules of Nasdaq.

6.1.2 No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect, which would prohibit consummation of the transactions contemplated by this Agreement or which would have an Avalon Material Adverse Effect after the Closing and after giving effect to consummation of the transactions contemplated by this Agreement.

6.1.3 The shares of Avalon Common Stock required to be issued pursuant to the Acquisition shall have been approved for listing on Nasdaq, subject to official notice of issuance.

6.2 Conditions to Avalon’s Obligations. The obligations of Avalon to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by Avalon) prior to or at Closing of each of the following conditions:

6.2.1 The representations and warranties of the Acquired Companies set forth in ARTICLE III shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations as to “materiality” or a Sen Lang Material Adverse Effect set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a Sen Lang Material Adverse Effect, provided that the representations and warranties set forth in Sections 3.1, 3.2, 3.3 and 3.13 shall be true and correct in all respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured as of such specified date).

6.2.2 the Acquired Companies shall have performed in all material respects each of its obligations under this Agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under this Agreement at or prior to the Closing.

6.2.3 Since the date of this Agreement, there shall not have occurred any act, event or omission having or reasonably likely to have a Sen Lang Material Adverse Effect.

6.2.4 the Acquired Companies shall have obtained all authorizations, consents, waivers, approvals or other actions described in Section 6.2.4 of the Sen Lang Disclosure Schedule required in connection with the execution, delivery and performance of this Agreement by the Acquired Companies (the “Sen Lang Approvals”) and the Sen Lang Approvals shall be in full force and effect as of the Closing Date. Avalon shall have obtained all authorizations, consents, waivers, approvals or other actions described in Section 6.2.4 of the Avalon Disclosure Schedule (the “Avalon Approvals”) and the Avalon Approvals shall be in full force and effect as of the Closing Date.

6.2.5 There shall not be pending any Action which (a) in the reasonable judgment of Avalon’s Board of Directors, is reasonably likely to cause an Avalon Material Adverse Effect after the Closing giving effect to consummation of the transactions contemplated by this Agreement and (b) either (i) challenges or seeks to restrain or prohibit the consummation of the Acquisition or any of the other transactions contemplated by this Agreement, (ii) seeks to prohibit or limit the ownership or operation by Avalon, Sen Lang or any of their respective subsidiaries of, or to compel Avalon, Sen Lang or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of Avalon, Sen Lang or any of their respective subsidiaries, as a result of the Acquisition or any of the other transactions contemplated by this Agreement, (iii) seeks to impose limitations on the ability of Avalon to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Company, including the right to vote such capital stock of the Surviving Company on all matters properly presented to the stockholders of the Surviving Company, or (iv) seeks to prohibit Avalon or any subsidiary of Avalon from effectively controlling in any material respect the business or operations of Avalon or the subsidiaries of Avalon including the Surviving Company.

6.2.6 Prior to or at the Closing, Sen Lang shall have delivered to Avalon the following:

6.2.7.1 a certificate of the chief executive officer (or comparable officer) of Sen Lang (executed on behalf of the Acquired Companies), dated as of the Closing Date, to the effect that (1) the Person signing such certificate is familiar with this Agreement and (2) to such Person’s knowledge, the conditions specified in Sections 6.2.1, 6.2.2 and 6.2.3 have been satisfied;

6.2.7.2 a certificate of the Secretary or Assistant Secretary (or comparable officer) of Sen Lang (executed on behalf of the Acquired Companies), dated as of the Closing Date, as to the incumbency of any officer of such entity executing this Agreement or any document related hereto; and

6.2.7.3 a copy of (1) the certificate of incorporation, as amended, of each Acquired Company, certified such Acquired Company’s jurisdiction of incorporation and dated not earlier than fifteen (15) days prior to the Closing Date, (2) a good standing certificate (or jurisdictional equivalent thereof) for each Acquired Company from each of its respective jurisdictions of operations, dated not earlier than fifteen (15) days prior to the Closing Date and confirming that such Acquired Company is in good standing in such jurisdiction, (3) the bylaws, as amended, of each Acquired Company, certified by the Secretary or Assistant Secretary (or comparable officer) of Sen Lang (on behalf of each Acquired Company) as of the Closing Date, and (4) the resolutions of Sen Lang’s Board of Directors (on behalf of the Acquired Companies) authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary (or comparable officer) of Sen Lang as of the Closing Date.

6.2.7 All reports of Sen Lang’s independent accountants relating to the Acquired Companies’ audited consolidated financial statements filed with (or incorporated by reference in any document filed with) the SEC subsequent to the date hereof and prior to the Closing shall certify, without qualification or exception, that such financial statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved and (b) fairly present, in all material respects, the consolidated financial position of the entities described therein as of the dates thereof and the consolidated results of operations and consolidated cash flows of such entities for the periods presented.

6.2.8 The requisite vote (under Applicable Law and the rules and regulations of Nasdaq) of Avalon’s stockholders to authorize the issuance of Avalon Common Stock hereunder shall have been obtained.

6.2.9 The Avalon Equity Financing shall have been consummated no later than concurrently with the Closing.

6.2.10 Avalon shall have received a copy of the Escrow Agreement, duly executed by the Sen Lang Representative and the Escrow Agent.

6.2.11 Avalon shall have received an AI Letter for each Sen Lang Shareholder, duly executed by such Sen Lang Shareholder and its respective Sen Lang Beneficial Shareholder, and each AI Letter shall be true, accurate and complete as of the Closing.

6.2.12 The Control Documents shall have been duly executed and delivered by the relevant parties, to the satisfaction of Avalon. The Sen Lang Beneficial Shareholders have, in accordance with the Control Documents, pledged all the shares of OpCo they hold to the PRC Subsidiary and have completed the share pledge registration with the competent company registry, and have provided the relevant notice of registration of share pledge (股权出质登记通知书 in Chinese) issued by such company registry to Avalon.

6.2.13 Except for North United Investment Ltd. and DBVest Limited, each holder or beneficial owner of any equity securities of Sen Lang, including without limitations the Sen Lang Beneficial Shareholders, who is a “PRC Resident” as defined in Circular 37 and is subject to any of the registration or reporting requirements of Circular 37, shall have taken all necessary actions so as to comply with such reporting and/or registration requirements under Circular 37; provided, that, if such reporting and/or registration requirements have not been completed as of Closing, and Avalon elects, in its sole and absolute discretion, to waive this condition, such reporting and/or registration shall have been completed within sixty (60) Business Days after the Closing.

6.2.14 OpCo shall have completed the sale of 100% of the equity interests in Hebei Senlang Taihe Biotechnology Co., Ltd (河北森朗泰禾生物科技有限公司 in Chinese) to Avalon’s satisfaction (including, without limitation, satisfaction as to the sale price) and OpCo shall have provided the relevant notice of registration in connection with such sale issued by the competent company registry to Avalon.

6.2.15 OpCo shall have registered its lab located at the Runjiang Headquarter International Park as a branch company and shall have provided the relevant notice of the establishment of the branch company issued by the competent company registry to Avalon.

6.3 Conditions to Sen Lang’s Obligations. The obligations of the Sen Lang Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by the Sen Lang Representative) at or prior to the Closing of each of the following conditions:

6.3.1 The representations and warranties of Avalon set forth in ARTICLE IV shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations as to “materiality” or an Avalon Material Adverse Effect set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, an Avalon Material Adverse Effect, provided that the representations and warranties set forth in Sections 4.1, 4.2 and 4.19 shall be true and correct in all respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured as of such specified date).

6.3.2 Avalon shall have performed in all material respects each of its obligations under this Agreement and shall have complied in all material respects with each covenant to be performed and complied with by Avalon this Agreement at or prior to the Closing.

6.3.3 Avalon shall have obtained all of the Avalon Approvals and the Avalon Approvals shall be in full force and effect as of the Closing Date.

6.3.4 Prior to or at the Closing, Avalon shall have delivered to Sen Lang the following:

6.3.4.1 a certificate of the chief executive officer (or comparable officer) of Avalon, dated as of the Closing Date, to the effect that (1) the Person signing such certificate is familiar with this Agreement and (2) to such Person’s knowledge, the conditions specified in Sections 6.3.1, 6.3.2 and 6.3.5 have been satisfied;

6.3.4.2 a certificate of the Secretary or Assistant Secretary (or comparable officer) of Avalon, dated as of the Closing Date, as to the incumbency of any officer of Avalon executing this Agreement or any document related hereto; and

6.3.4.3 a copy of (1) the certificate of incorporation, as amended, of Avalon, certified by the Delaware Secretary of State and dated not earlier than fifteen (15) days prior to the Closing Date, (2) a certificate of the Delaware Secretary of State, dated not earlier than fifteen (15) days prior to the Closing Date and confirming that Avalon is in good standing in the State of Delaware, (3) the bylaws, as amended, of Avalon, certified by the Secretary or Assistant Secretary (or comparable officer) of Avalon as of the Closing Date, and (4) the resolutions of Avalon’s Board of Directors (or Committee thereof) authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary (or comparable officer) of Avalon as of the Closing Date.

6.3.5 Since the date of this Agreement, there shall not have occurred any act, event or omission having or reasonably likely to have an Avalon Material Adverse Effect.

6.3.6 The Sen Lang Representative shall have received a copy of the Escrow Agreement, duly executed by Avalon and the Escrow Agent

6.3.7 All reports of Avalon’s independent accountants relating to Avalon’s audited consolidated financial statements filed with (or incorporated by reference in any document filed with) the SEC subsequent to the date hereof and prior to the Closing shall certify, without qualification or exception, that such financial statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved and (b) fairly present, in all material respects, the consolidated financial position of the entities described therein as of the dates thereof and the consolidated results of operations and consolidated cash flows of such entities for the periods presented.

ARTICLE VII.

TERMINATION

7.1 Termination. This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the Sen Lang Shareholders and/or Avalon’s stockholders):

7.1.1 by mutual written consent of Avalon and the Sen Lang Representative;

7.1.2 by either Avalon or the Sen Lang Representative if there shall be any law or regulation that, as supported by the written opinion of outside legal counsel, makes consummation of the Acquisition illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining Avalon or the Sen Lang Representative from consummating the Acquisition shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable;

7.1.3 by either Avalon or the Sen Lang Representative if the Acquisition shall not have been consummated before the Outside Date (as hereinafter defined), provided, however, that the right to terminate this Agreement under this Section 7.1.3 shall not be available to any party whose failure or whose affiliate’s failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Acquisition to occur on or before such date;

7.1.4 by Avalon if the Board of Directors of Sen Lang shall withdraw, modify or change the Sen Lang Board Recommendation in a manner adverse to Avalon or by the Sen Lang Representative if the Board of Directors of Avalon shall withdraw, modify or change the Avalon Board Recommendation in a manner adverse to the Sen Lang Owners;

7.1.5 by either Avalon or the Sen Lang Representative if at the Sen Lang Special Meeting (including any adjournment or postponement thereof) the requisite vote (under Applicable Law) of the Sen Lang Shareholders to approve the Acquisition and the transactions contemplated hereby shall not have been obtained;

7.1.6 by either Avalon or the Sen Lang Representative if at the Avalon Annual Meeting (including any adjournment or postponement thereof) the requisite vote (under Applicable Law and the rules and regulations of Nasdaq) of Avalon’s stockholders to authorize the issuance of Avalon Common Stock in the Acquisition shall not have been obtained;

7.1.7 by either Avalon or the Sen Lang Representative if any representation or warranty made in this Agreement (including the Sen Lang Disclosure Schedule and the Avalon Disclosure Schedule) for its benefit is untrue in any material respect (other than representations and warranties which are qualified as to materiality, which representations and warranties will give rise to termination if untrue in any respect); provided that, in each case, (a) the party seeking to terminate this Agreement is not then in material breach of any material representation or warranty contained in this Agreement, (b) such untrue representation or warranty cannot be or has not been cured within thirty (30) days after receipt of written notice of such breach and (c) in the case of Sen Lang, except for the representations and warranties contained in Sections 3.1, 3.2, 3.3 and 3.13, and in the case of Avalon, except for the representations and warranties contained in Sections 4.1, 4.2 and 4.19, such untrue representation and warranty has, or is reasonably likely to have, a Sen Lang Material Adverse Effect or an Avalon Material Adverse Effect, as the case may be and in each case after the Closing and after giving effect to consummation of the transactions contemplated by this Agreement;

7.1.8 by either Avalon or the Sen Lang Representative if the other party shall have defaulted in the performance of any material covenant or agreement under this Agreement; provided that, in each case, (a) the Party seeking to terminate this Agreement has complied with its covenants and agreements under this Agreement in all material respects and (b) such failure to comply cannot be or has not been cured within thirty (30) days after receipt of written notice of such default;

7.1.9 by Avalon if any authorization, consent, waiver or approval required for the consummation of the transactions contemplated hereby shall require the divestiture or cessation of any of the present business or operations conducted by Avalon or its Subsidiaries or any Acquired Company or shall impose any other material condition or requirement, which divestiture, cessation, condition or requirement, in the reasonable judgment of Avalon’s Board of Directors, would be reasonably likely to have an Avalon Material Adverse Effect after the Closing giving effect to consummation of the transactions contemplated by this Agreement;

7.1.10 by Avalon, in the event that the conditions to its obligations set forth in ARTICLE VI have not been satisfied or waived by the date set for the Closing or in the event that such conditions cannot possibly be satisfied prior to the Outside Date, provided that Avalon is not then in material breach of any material representation, warranty, covenant or other agreement contained in this Agreement; or

7.1.11 by Sen Lang, in the event that the conditions to its obligations set forth in ARTICLE VI have not been satisfied or waived by the date set for the Closing or in the event that such conditions cannot possibly be satisfied prior to the Outside Date, provided that Sen Lang is not then in material breach of any material representation, warranty, covenant or other agreement contained in this Agreement.

For purposes of this Agreement, the “Outside Date” means December 31, 2021.

7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for any provisions relating to the confidentiality obligations of the parties hereto to each other and the provisions of this Section 7.2 and Section 9.12, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any material provision of this Agreement.

ARTICLE VIII.

SURVIVAL AND INDEMNIFICATION

8.1 Survival of Representations and Warranties.

8.1.1 All representations and warranties of the Sen Lang Parties and Acquired Companies contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until and including the twenty-four (24) month anniversary of the Closing Date (the “Expiration Date”), other than representations and warranties of the Sen Lang Parties and Acquired Companies contained in this Agreement with respect to Taxes and Indebetdness, which shall survive the Closing through and until sixty (60) days after the expiration of the applicable statute of limitations for the underlying item; provided, however, that any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation (collectively, “Fraud Claims”) shall survive indefinitely. If a Claim Notice (as defined herein) for a claim of a breach of any representation or warranty has been given before the Expiration Date, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of the Sen Lang Parties and the Acquired Companies contained in this Agreement (including the Sen Lang Disclosure Schedule, all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished by any Sen Lang Party or Acquired Companypursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms.

8.1.2 The representations and warranties of Avalon contained in this Agreement or in any certificate or instrument delivered by or on behalf of Avalon pursuant to this Agreement shall not survive the Closing, and from and after the Closing, Avalon, its Affiliates, and its and their respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives shall not have any further obligations, nor shall any claim be asserted or Action be brought against Avalon or its managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives with respect thereto. The covenants and agreements made by Avalon in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

8.1.3 Indemnification by Sen Lang Owners. Subject to the terms and conditions of this ARTICLE VIII and as acknowledged in the AI Letter executed by each Sen Lang Owner, from and after the Closing, the Sen Lang Owners and their respective successors and assigns (each, with respect to any claim made pursuant to this Agreement, an “Indemnifying Party”) will severally and jointly indemnify, defend and hold harmless Avalon, its Affiliates and each of its and their respective officers, directors, managers, employees, successors and permitted assigns (each, with respect to any claim made pursuant to this Agreement, an “Indemnified Party”) from and against any and all losses, actions, orders, liabilities, damages (including consequential damages), diminution in value, Taxes, interest, penalties, Encumbrances, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnified Party to the extent arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim): (a) the breach of any representation or warranty made by any Sen Lang Party or Acquired Company set forth in this Agreement or in any Ancillary Document or certificate delivered by any Sen Lang Party or Acquired Company; (b) the breach of any covenant or agreement on the part of any Sen Lang Party or Acquired Company set forth in this Agreement or in any Ancillary Document or certificate delivered by any Sen Lang Party or Acquired Company; (c) any Action by Person(s) who were holders of equity securities of an Acquired Company, including options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of an Acquired Company, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities; (d) any debts, liabilities and obligations of the Acquired Companies existing or arising prior to the Closing or from and after the Closing due to events occurring prior to the Closing; (e) the Control Documents becoming illegal, void, unenforceable or ineffective, as determined by Avalon in its sole and absolute discretion, under Applicable Law; or (f) a competent authority challenging or prohibiting the collection and use of human genetic resources by the Acquired Companies.

8.2 Limitations and General Indemnification Provisions.

8.2.1 The maximum aggregate amount of indemnification payments to which the Indemnifying Parties will be obligated to pay in the aggregate (excluding Fraud Claims and Control Claims (as defined herein)) shall not exceed the amount of the Escrow Property in the Escrow Account at such time, and in the case of Fraud Claims and Control Claims, shall not exceed an amount equal to the Common Exchange Shares actually paid by Avalon to the Sen Lang Shareholders.

8.2.2 In no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall Losses be deemed to include any punitive, special or exemplary damages except to the extent actually paid to a third party in a Third Party Claim.

8.2.3 For purposes of determining whether there has been a breach giving rise to the indemnification claim, and determining the amount of Losses under this ARTICLE VIII, all of the representations, warranties and covenants set forth in this Agreement (including the Sen Lang Disclosures hereto) or any Ancillary Document that are qualified by materiality, Material Adverse Effect or words of similar import or effect will be deemed to have been made without any such qualification.

8.2.4 No investigation or knowledge by an Indemnified Party or its Representatives of a breach of a representation, warranty, covenant or agreement of an Indemnifying Party shall affect the representations, warranties, covenants and agreements of the Indemnifying Party or the recourse available to the Indemnified Parties under any provision of this Agreement, including this ARTICLE VIII, with respect thereto.

8.2.5 The amount of any Losses suffered or incurred by any Indemnified Party shall be reduced by the amount of any insurance proceeds paid to the Indemnified Party or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), net of the costs of collection and the increases in insurance premiums resulting from such Loss or insurance payment.

8.3 Indemnification Procedures.

8.3.1 Avalon shall have the sole right to act on behalf of the Indemnified Parties with respect to any indemnification claims made pursuant to this ARTICLE VIII, including bringing and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnified Parties. The Sen Lang Representative shall have the sole right to act on behalf of the Indemnifying Parties with respect to any indemnification claims made pursuant to this ARTICLE VIII, including defending and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnifying Parties.

8.3.2 In order to make a claim for indemnification hereunder, Avalon on behalf of an Indemnified Party must provide written notice (a “Claim Notice”) of such claim to the Sen Lang Representative on behalf of the Indemnifying Parties and to the Escrow Agent, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (provided, that Avalon may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Sen Lang Representative and the Escrow Agent); provided, that the copy of any Claim Notice provided to the Escrow Agent shall be redacted for any confidential or proprietary information of the Indemnifying Party or the Indemnified Party described in clause (i).

8.3.3 In the case of any claim for indemnification under this ARTICLE VIII arising from a claim of a third party (including any Governmental Authority) (a “Third Party Claim”), Avalon must give a Claim Notice with respect to such Third Party Claim to the Sen Lang Representative promptly (but in no event later than thirty (30) days) after the Indemnified Party’s receipt of notice of such Third Party Claim; provided, that the failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations except to the extent that the defense of such Third Party Claim is materially and irrevocably prejudiced by the failure to give such notice. The Sen Lang Representative will have the right to defend and to direct the defense against any such Third Party Claim in its name and at its expense, and with counsel selected by the Sen Lang Representative, unless (i) the Sen Lang Representative fails to acknowledge fully to Avalon the obligations of the Indemnifying Party to the Indemnified Party within twenty (20) days after receiving notice of such Third Party Claim or contests, in whole or in part, its indemnification obligations therefor or (ii) at any time while such Third Party Claim is pending, (A) there is a conflict of interest between the Sen Lang Representative on behalf of the Indemnifying Party and Avalon on behalf of the Indemnified Party in the conduct of such defense, (B) the applicable third party alleges a Fraud Claim or Control Claim, (C) such claim is criminal in nature, could reasonably be expected to lead to criminal Actions, or seeks an injunction or other equitable relief against the Indemnified Party, or (D) the amount of the Third Party Claim exceeds or is reasonably expected to exceed the value of the remaining Escrow Property in the Escrow Account (after deducting any amounts for pending but unresolved indemnification claims and resolved but unpaid indemnification claims). If the Sen Lang Representative on behalf of the Indemnifying Party elects, and is entitled, to compromise or defend such Third Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires) notify Avalon of its intent to do so, and Avalon and the Indemnified Party will, at the request and expense of the Sen Lang Representative, cooperate in the defense of such Third Party Claim. If the Sen Lang Representative on behalf of the Indemnifying Party elects not to, or at any time is not entitled under this Section 8.3.3 to, compromise or defend such Third Party Claim, fails to notify Avalon of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, Avalon on behalf of the Indemnified Party may pay, compromise or defend such Third Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnifying Party will have no indemnification obligations with respect to any such Third Party Claim which is settled by the Indemnified Party or Avalon without the prior written consent of the Sen Lang Representative on behalf of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnified Party will not be required to refrain from paying any Third Party Claim which has matured by a final, non-appealable order of a Governmental Authority, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Encumbrance upon any of the property or assets then held by the Indemnified Party or where any delay in payment would cause the Indemnified Party material economic loss. The Sen Lang Representative’s right on behalf of the Indemnifying Party to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided, that no such compromise or settlement will obligate the Indemnified Party to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnified Party other than the execution of a release for such Third Party Claim and/or agreeing to be subject to customary confidentiality obligations in connection therewith, except with the prior written consent of Avalon on behalf of the Indemnified Party (which consent will not be unreasonably withheld, delayed or conditioned). Notwithstanding the Sen Lang Representative’s right on behalf of the Indemnifying Party to compromise or settle in accordance with the immediately preceding sentence, the Sen Lang Representative on behalf of the Indemnifying Party may not settle or compromise any Third Party Claim over the objection of Avalon on behalf of the Indemnified Party; provided, however, that consent by Avalon on behalf of the Indemnified Party to settlement or compromise will not be unreasonably withheld, delayed or conditioned. Avalon, on behalf of the Indemnified Party, will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Sen Lang Representative’s right on behalf of the Indemnifying Party to direct the defense.

8.3.4 With respect to any direct indemnification claim that is not a Third Party Claim, the Sen Lang Representative, on behalf of the Indemnifying Party, will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If the Sen Lang Representative, on behalf of the Indemnifying Party, does not respond within such thirty (30) days, the Sen Lang Representative, on behalf of the Indemnifying Party, will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice subject to the limitations on indemnification set forth in this ARTICLE VIII and will have no further right to contest the validity of such Claim Notice. If the Sen Lang Representative responds within such thirty (30) days and rejects such claim in whole or in part, Avalon on behalf of the Indemnified Party will be free to pursue such remedies as may be available under this Agreement, any Ancillary Documents or Applicable Law.

8.4 Indemnification Payments. Any indemnification claims against the Indemnifying Parties (other than for Fraud Claims or Control Claims) shall be satisfied solely by the Escrow Property (with such indemnification first be applied against the Escrow Shares and then against any other Escrow Property), and no Indemnifying Party shall be required to make any out-of-pocket payment for indemnification other than in connection with Fraud Claims or Control Claims. Any indemnification obligation of an Indemnifying Party under this ARTICLE VIII will be paid within five (5) Business Days after the determination of such obligation in accordance with this ARTICLE VIII (and Avalon and the Sen Lang Representative will provide or cause to be provided to the Escrow Agent any written instructions or other information or documents required by the Escrow Agent to do so). Notwithstanding anything to the contrary contained herein, any indemnification payments will be made to Avalon or its successors. With respect to any indemnification payment, the value of each Escrow Share or any other share of Avalon Common Stock for purposes of determining the indemnification payment shall be the Avalon Per Share Price. Any Escrow Shares or other shares of Avalon Common Stock received by Avalon as an indemnification payment shall be promptly cancelled by Avalon after its receipt thereof. Without limiting any of the foregoing or any other rights of the Indemnified Parties under this Agreement or any Ancillary Document or at law or equity, in the event that an Indemnifying Party fails or refuses to promptly indemnify an Indemnified Party as provided herein or otherwise fails or refuses to make any payments required under any Ancillary Document, in either case, where it is established that such Indemnifying Party is obligated to provide such indemnification or to make such payment, the applicable Indemnified Party shall, in its sole discretion, be entitled to claim a portion of the shares of Avalon Common Stock then owned by such Indemnifying Party up to an amount equal in value (based on the Avalon Per Share Price) to the amount owed by such Indemnifying Party. In the event that such Indemnifying Party fails to promptly transfer any such shares of Avalon Common Stock pursuant to this Section 8.4, Avalon shall be and hereby is authorized as the attorney-in-fact for such Indemnifying Party to transfer such shares of Avalon Common Stock to the proper recipient thereof as required by this Section 8.4, and may transfer such shares of Avalon Common Stock and cancel the stock certificates for such shares on the books and records of Avalon and issue new stock certificates to such transferee and may instruct its agents and any exchanges on which Avalon Common Stock is listed or traded to do the same.

8.5 Exclusive Remedy. From and after the Closing, except with respect to Fraud Claims, Control Claims or claims seeking injunctions, specific performance or other equitable relief (including pursuant to Section 9.10), or claims under the terms of the Letters of Transmittal or other Ancillary Documents, indemnification pursuant to this ARTICLE VIII shall be the sole and exclusive remedy for the Parties with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof.

ARTICLE IX.

MISCELLANEOUS

9.1 Amendments, Extensions and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Avalon and the Sen Lang Representative. Subject to the limitations set forth herein, at any time prior to the Closing, the Parties may extend the time for the performance of any of the obligations or other acts of the other Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.2 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one (1) Business Day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

9.2.1 if to Avalon:

Avalon GloboCare Corp.

4400 Route 9 South

Suite 3100

Freehold, New Jersey 07728

Attention: Meng Li, Chief Operating Officer

E-mail: meng@avalon-globocare.com

with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, New Jersey 07068

Attention: Steven M. Skolnick, Esq.

E-mail: sskolnick@lowenstein.com

9.2.2 if to the Sen Lang Representative:

Ding Wei

B09,5/F, Reignwood Center, Jianguomenwai Ave,

Beijing, China

E-mail: Dingwei@senlangbio.com

with a copy (which shall not constitute notice) to:

Co-Effort LLP

35th Floor, Huaneng United Building, 958 Lujiazui Ring Road,

Shanghai, China

Attention: Jin Yuan

E-mail: Jinyuan@co-effort.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.3 Interpretation; Construction.

9.3.1 When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3.2 The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Disclosure Schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; and (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”.

9.3.3 The Exhibits, Sen Lang Disclosure Schedule, Avalon Disclosure Schedule and other schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.4 “Knowledge” Defined. For purposes of this Agreement, “knowledge” of a Person means the actual knowledge of such Person, or all officers of such Person with a title of executive vice president or higher, after reasonable inquiry.

9.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

9.6 Entire Agreement. This Agreement, the Ancillary Documents and the Letter Agreement, dated August 27, 2020, from Avalon and accepted and agreed as of August 29, 2020 by Hebei Senlangbio Technology Co. Ltd. constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

9.7 Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer any rights or remedies upon any Person other than the Parties.

9.8 Governing Law. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Acquisition or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in the State of Delaware.

9.9 Consent to Jurisdiction; Venue; Waiver of Jury Trial.

9.9.1 Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and the United States District Court for the District of Delaware, for the purpose of any Action arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such Action shall be heard and determined exclusively in any Delaware state or federal court. Each of the parties hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

9.9.2 Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other Action relating to the Acquisition, on behalf of itself or its property, by the delivery of copies of such process to such party in the same manner as notice is to be provided pursuant to ARTICLE IX. Nothing in this Section 9.9 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

9.9.3 EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.10 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that, prior to the valid termination of this Agreement pursuant to Section 7.1, the Parties shall be entitled to equitable relief, without proof of actual damages, including an injunction or order for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach; provided, however, for the avoidance of doubt, under no circumstance shall Sen Lang be permitted or entitled to receive both a grant of specific performance that results in the consummation of the transactions contemplated by this Agreement and monetary damages, including any monetary damages in lieu of specific performance. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each Party (a) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (b) agrees to cooperate fully in any attempt by the other Party or Parties in obtaining such equitable relief. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

9.11 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), and (iii) assign collaterally to any lender(s) its rights hereunder.

9.12 Expenses. Subject to the provisions of Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with filing, printing and mailing the Proxy Statement (including filing fees related thereto but excluding legal and accounting fees and expenses) and the fees and disbursements of any third-party service provider with respect thereto will be shared equally by Avalon and the Sen Lang Representative.

9.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.14 Release. In consideration of, among other things, the entry into this Agreement by Avalon, Sen Lang, and the Sen Lang Representative and the consummation of the transactions contemplated hereby and each Sen Lang Owner’s entitlement to receive, directly or indirectly, the Common Exchange Shares payable pursuant to this Agreement, effective as of the Closing, each Sen Lang Owner, on its own behalf and on behalf of such Sen Lang Owner’s successors, Affiliates, assigns, heirs, trustees, administrators and executors (each, a “Sen Lang Releasing Party”), hereby irrevocably releases and discharges each Acquired Company, and its direct and indirect equityholders and its past, present and future directors, officers, managers, employees, members, partners, shareholders, agents, attorneys, advisors, representatives, successors, and assigns (collectively, the “Released Parties”) from any and all debts, losses, costs, bonds, suits, actions, causes of action, liabilities, contributions, attorneys’ fees, interest, damages, punitive damages, expenses, claims, potential claims, counterclaims, cross-claims or demands, in law or in equity, asserted or unasserted, express or implied, known or unknown, matured or unmatured, contingent or vested, liquidated or unliquidated, of any kind or nature or description whatsoever, that the Sen Lang Releasing Party had, presently has or may hereafter have or claim or assert to have against any of the Released Parties arising on or prior to the Closing Date solely to the extent based upon such Sen Lang Owner’s capacity as a holder of equity, directly or indirectly, in any Acquired Company (collectively, the “Sen Lang Released Claims”). This release is intended to be a complete and general release with respect to the Sen Lang Released Claims, and specifically includes claims that are known, unknown, fixed, contingent or conditional, including breach of fiduciary duty, or claims arising under any federal, state, blue sky or local law dealing with any securities.

9.15 Governing Language; Translations. This Agreement has been negotiated and executed by the Parties in English. In the event of a conflict between different translations of these terms, the English translation will govern.

9.16 Voluntary Agreement. The Sen Lang Parties acknowledge and warrant that (a) they have been advised that (i) the law firm of Lowenstein Sandler LLP prepared this Agreement, (ii) in preparing this Agreement, the law firm of Lowenstein Sandler LLP represented only the interests of Avalon, and (iii) the interests of the Sen Lang Parties may be different from Avalon’s interests, (b) they have been afforded a reasonable opportunity to review this Agreement, to understand its terms and to discuss it with an attorney of their choice and (c) they knowingly and voluntarily enter into this Agreement.

ARTICLE X.

DEFINITIONS

10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

10.1.1 “Accounting Principles” means in accordance with generally accepted accounting principles as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Acquired Companies in the preparation of the Sen Lang Financial Statements.

10.1.2 “Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, or proceeding, by or before any Governmental Authority.

10.1.3 “Acquired Companies” means Sen Lang and each of its Subsidiaries. Acquired Companies shall also include the OpCo and Senlang Lab.

10.1.4 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

10.1.5 “Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit or executed in connection herewith.

10.1.6 “Applicable Law” means all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Ancillary Document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Authority, and all orders, judgments and decrees of any Governmental Authority.

10.1.7 “Avalon Equity Financing” means an equity financing, through the issuance of equity interests of the OpCo, of no less than Two Hundred Million RMB (RMB200,000,000), in three (3) installments, the first (RMB67,000,000) to be paid in at the Closing, the second (RMB67,000,000) to be paid within three (3) months after the Closing, and the third (RMB66,000,000) to be paid within six (6) months after the Closing, on the terms and conditions approved by Avalon and set forth in the definitive financing documentation.

10.1.8 “Avalon Intellectual Property Rights” means and includes all Intellectual Property Rights relating to the development, manufacture, marketing, sale, licensing or maintenance of products, technologies or services by Avalon or its Subsidiaries or otherwise used in the conduct of the business of Avalon or its Subsidiaries.

10.1.9 “Avalon Per Share Price” means an amount equal the lower of: (i) the closing price of the Avalon Common Stock (as reflected on Nasdaq.com) immediately preceding the date of this Agreement; or (ii) the average closing price of the Avalon Common Stock (as reflected on Nasdaq.com) for the five Trading Days immediately preceding the date of this Agreement (calculated on a simple, not weighted average, basis). “Trading Day” means any day on which shares of Avalon Common Stock are actually traded on the principal securities exchange or securities market on which shares of Avalon Common Stock are then traded. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

10.1.10 “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

10.1.11 “Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Acquired Companies on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Acquired Companies as of such time.

10.1.12 “Code” means the Internal Revenue Code of 1986, as amended.

10.1.13 “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

10.1.14 “Control Claim” means any claim arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim): (a) the Control Documents becoming illegal, void, unenforceable or ineffective, as determined by Avalon in its sole and absolute discretion, under Applicable Law; (b) a competent authority challenging or prohibiting the collection and use of human genetic resources by the Acquired Companies; or (c) any unwinding of the Acquisition under Applicable Law or forced divestiture of the Sen Lang Shares under Applicable Law that frustrates the purpose of the Acquisition.

10.1.15 “Control Documents” means the documents attached hereto as Exhibit E.

10.1.16 “Encumbrance” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restriction or limitations of any nature whatsoever, including but not limited to such Encumbrances as may arise under any contract.

10.1.17 “Environmental Laws” means all Laws relating to the protection of the environment, to human health and safety, or to any Environmental activity, including (a) CERCLA, the Resource Conservation and Recovery Act, and the occupational safety and Health Act, or any equivalent law under the PRC (b) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, releases or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Materials and (c) all other requirements pertaining to the protection of the health and safety of employees or the public.

10.1.18 “Executory Period” means the period beginning at 12:01a.m. on the Effective Date and ending at the Closing.

10.1.19 “Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

10.1.20 “Hazardous Materials” means any substance that: (a) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon as or related materials (b) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a “hazardous waste” or “hazardous substance” thereunder, or (c) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

10.1.21 “Income Tax” means any Tax computed in whole or in part based on or by reference to net income and any alternative, minimum, accumulated earnings or personal holding company Tax (including all interest and penalties thereon and additions thereto).

10.1.22 “Income Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

10.1.23 “Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with generally accepted accounting principles, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Encumbrance on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, and (k) any unpaid liabilities of the Acquired Companies for Taxes, including such Taxes not yet accrued or due and payable but attributable to Tax periods (or portions thereof) ending on or prior to the Closing.

10.1.24 “Intellectual Property Rights” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications (including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof) and patent disclosures (including design patents, design rights, utility models and other similar registered rights); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with similar designations or source or origin and all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works, works of authorship, databases and designs; (iv) registrations and applications and any other similar filings submitted to, issued by or recorded with any Governmental Authority for any of the foregoing; (v) all trade secrets and other confidential or proprietary information, know-how and inventions (whether or not patentable or reduced to practice), including algorithms, processes, techniques, methods, formulations, customer, supplier or subscriber lists, plans, business and marketing materials and compounds, discoveries, technologies, protocols, formulae, compositions, industrial models, architectures, layouts, designs, drawings, specifications, methodologies, ideas, research and development, pricing and cost information; (vi) software and firmware of any type, including rights in computer software, application programming interfaces, development kits, libraries and tools, data and databases (including source code, executable code, binary code, and documentation); (vii) data, data-sets and databases; and (viii) all other intellectual property, industrial property and proprietary rights and assets of any kind or nature means and includes rights relating to patents, trademarks, service marks, trade names, copyrights, mask works, inventions, processes, trade secrets, know-how, confidentiality agreements, consulting agreements, software and any documentation.

10.1.25 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

10.1.26 “PRC” means the People’s Republic of China.

10.1.27 “Pro Rata Share” means, with respect to each Sen Lang Shareholder, a fraction, expressed as a percentage, equal to (i) the portion of the Common Exchange Shares payable by Avalon to such Sen Lang Shareholder in accordance with the terms of this Agreement, divided by (ii) the total Common Exchange Shares payable by Avalon to all Sen Lang Shareholders in accordance with the terms of this Agreement. All issuances of Avalon Common Stock shall be rounded to the nearest whole share.

10.1.28 “Reference Time” means 12:01 A.M. New York time on the Closing Date.

10.1.29 “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeing, dispersal, leeching, migration, transporting, placing and the like, including the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

10.1.30 “Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

10.1.31 “Return” means any return, report, declaration, form, election, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

10.1.32 “Sanctioned Person” means any individual or entity that is, or is owned fifty percent (50%) or more, directly or indirectly, individually or in the aggregate, or is controlled, by any party that (i) is the subject of any Sanctions Laws, including by being designated on, any list of restricted parties maintained by the U.S. Government, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority, including, without limitation, the Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, list of Foreign Sanctions Evaders, and Sectoral Sanctions Identifications List, the U.S. Department of Commerce’s Denied Persons List and Entity List, and the U.S. Department of State’s Debarred List, (ii) is located, organized or resident in a country or territory that is, or whose government is, the subject of comprehensive territorial Sanctions Laws, including, without limitation, Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria, or (iii) is other the subject of any other prohibitions which make it unlawful for a U.S. person to transact with the entity under applicable laws.

10.1.33 “SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

10.1.34 “Securities Act” means the Securities Act of 1933, as amended.

10.1.35 “Sen Lang Intellectual Property Rights” means and includes all Intellectual Property Rights used in the development, manufacture, marketing, sale, licensing or maintenance of products, technologies or services by the Acquired Companies or otherwise used in the conduct of the business of the Acquired Companies.

10.1.36 “Sen Lang Material Adverse Effect” means, with respect to any event, occurrence, matter, failure of event or occurrence, change, effect, state of affairs, breach, default, violation, fine, penalty or failure to comply (each, a “Circumstance”), individually or taken together with all other Circumstances contemplated by or in connection with any or all of the representations and warranties made in this Agreement, a material adverse effect on the business, assets (including intangible assets), liabilities (contingent or otherwise), financial condition, results of operations or prospects of the Acquired Companies, taken as a whole; provided, however, that the term “Sen Lang Material Adverse Effect” shall not be deemed to include the impact of: (A) the implementation of changes in U.S. generally accepted accounting principles; (B) actions and omissions of the Acquired Companies taken or permitted with the prior written consent of Avalon after the date hereof; (C) expenses reasonably incurred by the Acquired Companies in consummating the transactions contemplated by this Agreement; (D) changes in the general economic or financial market conditions; (E) any occurrence, condition, change, event or effect that affects the biotechnology industry generally; and (F) acts of God, war, acts of terrorism, epidemics, pandemics, quarantines, injunctions or restraining orders, failure of any public authority or governmental body or agency to issue any permit or license, or generalized lack of raw materials or energy.

10.1.37 “SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

10.1.38 “Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules

10.1.39 “Tax” means (i) any and all U.S. and non-U.S. federal, state, provincial, local and other taxes, charges, duties, contributions, fees, levies or other similar assessments or liabilities (including income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, natural resources, severance, premium, windfall or excess profits, environmental, customs duties, use, licensing, escheat, unclaimed or abandoned property, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or any other taxes, charges, fees, levies or other similar assessments or liabilities of any kind whatsoever and denominated by any name whatsoever), whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto, whether disputed or not, (ii) any and all liability for amounts described in clause (i) of any member of an affiliated, consolidated, combined or unitary group of which the Acquired Companies (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law or regulation, and (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on Avalon or any Acquired Company in connection with the Acquisition or the other transactions contemplated by this Agreement and any China Enterprise Income Tax and any other similar Taxes imposed on any party in connection with the Acquisition or the other transactions contemplated by this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

AVALON GLOBOCARE CORP.

By:	/s/ Dr, David Jin
Name: Dr, David Jin
Title: CEO

LONLON BIOTECH LTD.

By:	/s/ Ding Wei
Name: Ding Wei
Title: Director

[SEN LANG PARTY SIGNATURE PAGES TO BE PROVIDED SEPARATELY]

[Signature Page Sen Lang Share Purchase Agreement]

Exhibit A

Sen Lang Owners

Exh. A - 1

Exhibit B

Form of AI Letter

[See attached]

Exh. B - 1

Exhibit C

Form of Letter of Transmittal

[See attached]

Exh. C - 1

Exhibit D

Form of Escrow Agreement

[See attached]

Exh. D - 1

Exhibit E

List of Control Documents

[See attached]

Exh. E - 1